Exhibit 10.1







                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              BEI-RZT CORPORATION,

                              GAYLORD HOTELS, INC.

                                       AND

                          GAYLORD ENTERTAINMENT COMPANY

                              (MAINLAND AGREEMENT)


                                  JUNE 1, 2007


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1.  PURCHASE AND SALE OF SHARES.......................................1

   1.1.     Transfer of Shares................................................1


ARTICLE 2.  CONSIDERATION.....................................................2

   2.1.     Purchase Price....................................................2
   2.2.     Closing Estimate..................................................3
   2.3.     Purchase Price Adjustment.........................................3
   2.4.     Assets and Liabilities Related to Welfare Plans...................5


ARTICLE 3.  CLOSING; OBLIGATIONS OF THE PARTIES...............................5

   3.1.     Closing Date......................................................5
   3.2.     Obligations of the Parties at the Closing.........................6


ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND GAYLORD..............8

   4.1.     Corporate Status..................................................8
   4.2.     Authority.........................................................8
   4.3.     No Conflict.......................................................8
   4.4.     Consents..........................................................9
   4.5.     Capitalization....................................................9
   4.6.     Financial Statements.............................................10
   4.7.     Title to Assets and Properties; Sufficiency and Condition
            of Assets........................................................10
   4.8.     Material Contracts...............................................11
   4.9.     Real Property; Leases............................................13
   4.10.    Intellectual Property............................................15
   4.11.    Litigation, Claims and Proceedings...............................16
   4.12.    Environmental and Safety and Health Matters......................16
   4.13.    Compliance with Law; Permits.....................................18
   4.14.    Employee Matters and Benefit Plans...............................18
   4.15.    Taxes............................................................22
   4.16.    Absence of Undisclosed Liabilities...............................25
   4.17.    Absence of Certain Changes.......................................25
   4.18.    Labor Matters....................................................26
   4.19.    Finder's Fee.....................................................27
   4.20.    Accounts Receivable..............................................27
   4.21.    Customers........................................................27
   4.22.    Insurance........................................................28
   4.23.    Bank Accounts....................................................28
   4.24.    Related Parties Transactions.....................................28
   4.25.    Assets of St. Simons and Whistler................................28


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                                                                            Page
                                                                            ----
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................29

   5.1.     Corporate Status.................................................29
   5.2.     Authority........................................................29
   5.3.     No Conflict......................................................29
   5.4.     Compliance with Law..............................................30
   5.5.     Consents.........................................................30
   5.6.     Sufficient Funds.................................................30
   5.7.     Finder's Fee.....................................................30
   5.8.     No Reliance......................................................30
   5.9.     Litigation Claims and Proceedings................................30


ARTICLE 6.  COVENANTS........................................................31

   6.1.     Interim Operations of the Company................................31
   6.2.     Consents.........................................................33
   6.3.     Publicity........................................................33
   6.4.     Access to Records and Properties.................................33
   6.5.     Further Action...................................................34
   6.6.     Expenses.........................................................34
   6.7.     Notification of Certain Matters..................................34
   6.8.     Employee Benefit Plans...........................................34
   6.9.     Intercompany Indebtedness........................................36
   6.10.    Debt and Guarantees..............................................36
   6.11.    Supplements to Disclosure Schedule...............................36
   6.12.    WARN Act.........................................................37
   6.13.    Obligations with Respect to Certain Claims.......................37
   6.14.    Hawaii Subsidiaries..............................................37
   6.15.    Information Rights...............................................37
   6.16.    Non-Competition..................................................38
   6.17.    Non-Solicitation.................................................38
   6.18.    Confidentiality..................................................38
   6.19.    Acknowledgment...................................................39
   6.20.    Assistance with SEC Filings......................................39
   6.21.    Closing of the Transaction.......................................40
   6.22.    Cooperation regarding Unclaimed Property Claims..................40
   6.23     Stub Period Audited Financial Statements.........................40

ARTICLE 7.  CLOSING CONDITIONS...............................................40

   7.1.     Conditions to Obligations of Seller and Purchaser to
            Consummate the Transaction.......................................40
   7.2.     Additional Conditions to Obligations of Purchaser................40
   7.3.     Additional Conditions to Obligations of Seller...................42


ARTICLE 8.  CERTAIN TAX MATTERS..............................................42

   8.1.     Responsibility for Filing Tax Returns............................42
   8.2.     Liability for Income Taxes.......................................43


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                                                                            Page
                                                                            ----
   8.3.     Apportionment of Straddle Period Income Taxes....................43
   8.4.     Cooperation on Tax Matters.......................................43
   8.5.     Refunds and Tax Benefits.........................................44
   8.6.     No Code Section 338 Election.....................................44
   8.7.     Certain Taxes....................................................44
   8.8.     Hawaii Disposition...............................................44


ARTICLE 9.  TERMINATION......................................................45

   9.1.     Termination......................................................45
   9.2.     Effect of Termination and Abandonment............................45


ARTICLE 10. INDEMNIFICATION..................................................45

   10.1.    Survival of Representations and Warranties and Other
            Obligations......................................................45
   10.2.    Indemnification Provisions for Benefit of Purchaser..............46
   10.3.    Indemnification Provisions for Benefit of Seller.................47
   10.4.    Procedure for Matters Involving Third Parties....................47
   10.5.    Limitations on Seller's Indemnification Liability................48
   10.6.    Limitations on Purchaser's Indemnification Liability.............49
   10.7.    Determination of Losses..........................................49
   10.8.    Exclusive Remedy.................................................49


ARTICLE 11. MISCELLANEOUS....................................................49

   11.1.    Notices..........................................................49
   11.2.    Certain Definitions; Interpretation..............................50
   11.3.    Severability.....................................................55
   11.4.    Entire Agreement; No Third-Party Beneficiaries...................55
   11.5.    Amendment; Waiver................................................56
   11.6.    Binding Effect; Assignment.......................................56
   11.7.    Disclosure Schedule..............................................56
   11.8.    Governing Law; Waiver of Jury Trial..............................56
   11.9.    Construction.....................................................56
   11.10.   Counterparts.....................................................56
   11.11.   Enforcement......................................................57








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Index of Defined Terms
----------------------


Term                                                                   Section
----                                                                   -------

Accountants.............................................................2.3(c)
Accounts Receivable.......................................................4..20
Action.................................................................11.2(a)
Adjustment Amount.......................................................2.3(b)
Affiliate..............................................................11.2(a)
Affiliated Group.......................................................11.2(a)
Agreement.............................................................Recitals
Ancillary Agreements...................................................11.2(a)
Applicable Closing Conditions.............................................6..21
Applicable Litigation...............................................3.2(a)(vi)
Audited Financial Statements............................................4.6(a)
Benefit Liabilities....................................................4.14(k)
Benefit Plans..........................................................4.14(d)
Business...............................................................11.2(a)
Cap....................................................................10.5(a)
Cash - Unrestricted Cash and Working Capital...............................2.2
CERCLA.................................................................11.2(a)
Claim Notice...........................................................10.4(e)
Closing....................................................................3.1
Closing Balance Sheet...................................................2.3(c)
Closing Date...............................................................3.1
Closing Payment............................................................2.2
COBRA...................................................................6.8(b)
Code...................................................................11.2(a)
Company...............................................................Recitals
Company Covered Employees...............................................6.8(b)
Confidentiality Agreement...............................................6.4(b)
Control................................................................11.2(a)
Copyrights.............................................................11.2(a)
Credit Enhancement Obligations............................................6..10
Data Room..............................................................11.2(a)
Disclosure Schedule Supplement............................................6..11
Deductible.............................................................11.2(a)
Earnout................................................................11.2(a)
Effective Time.............................................................3.1
Encumbrances...............................................................1.1
Enhanced Severance Amount...............................................2.1(e)
Environmental Laws.....................................................11.2(a)
ERISA..................................................................4.14(a)
ERISA Affiliate........................................................10.2(c)
Extended Representations..................................................10.1



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Term                                                                   Section
----                                                                   -------

Financial Statements....................................................4.6(a)
FIRPTA..................................................................3.2(b)
Fundamental Representations...............................................10.1
GAAP....................................................................4.6(b)
Gaylord...............................................................Recitals
Governmental Authority.................................................11.2(a)
Governmental Order.....................................................11.2(a)
Guaranty Liabilities...................................................11.2(a)
Hawaii Disposition......................................................7.2(g)
Hawaii Joint Venture Ownership Interests .............................Recitals
Hawaii Purchase Agreement.............................................Recitals
Hawaii Purchaser......................................................Recitals
Hazardous Substances...................................................11.2(a)
Indebtedness............................................................2.1(d)
Indemnified Party......................................................10.4(a)
Indemnifying Party.....................................................10.4(a)
Intellectual Property..................................................11.2(a)
Intellectual Property Rights...........................................11.2(a)
Interest Rate..........................................................2.2(a)
IRS....................................................................4.14(e)
Knowledge..............................................................11.2(a)
Law....................................................................11.2(a)
License Agreement......................................................4.10(g)
Losses....................................................................10.2
Mainland Subsidiaries..................................................11.2(a)
Marks..................................................................11.2(a)
Material Contracts......................................................4.8(a)
Meadows Litigation......................................................4.8(a)
Multiemployer Plans.......................................................6..13
Mutual Release......................................................3.2(a)(vi)
Other Benefit Plans....................................................4.14(d)
Patents................................................................11.2(a)
Permit.................................................................11.2(a)
Permitted Encumbrances..................................................4.7(a)
Person.................................................................11.2(a)
Pension Plans..........................................................4.14(a)
PBGC...................................................................4.14(h)
Post-Closing Straddle Period...............................................8.3
Post-Closing Tax Period....................................................8.2
Pre-Closing Claims........................................................6..13
Pre-Closing Period Taxes...............................................10.2(a)
Pre-Closing Straddle Period................................................8.3
Pre-Closing Tax Period.....................................................8.2
Purchase Price.............................................................2.1
Purchaser.............................................................Recitals
Purchaser Indemnified Parties.............................................10.2
Purchaser Material Adverse Effect......................................11.2(a)
Real Property...........................................................4.9(a)
Reference Balance Sheet.................................................4.6(a)
Related Parties...........................................................4..24
Release................................................................11.2(a)
Reportable Event......................................................4.14.(h)
Seller................................................................Recitals
Seller Consolidated Return..............................................8.1(a)
Seller Indemnified Parties................................................10.3
Seller Material Adverse Effect.........................................11.2(a)
Seller Note.............................................................2.2(a)
Seller's knowledge.....................................................11.2(b)
Shares.....................................................................1.1
Software...............................................................11.2(a)
Spin-Off Plan...........................................................6.8(c)
St. Simons.................................................................2.1
St. Simons Post-June 15 Sale...............................................2.1
St. Simons Transactional Expenses..........................................2.1
Straddle Period............................................................8.2
Subsidiary.............................................................11.2(a)
Taxes..................................................................11.2(a)
Taxing Authority.......................................................11.2(a)
Tax Return.............................................................11.2(a)
Termination Date........................................................9.1(b)
Third Party Claim......................................................10.4(a)
Transaction Bonuses.....................................................2.1(e)
Transaction Expenses....................................................2.1(f)
Transition Services Agreement...........................................3.2(a)
Unrestricted Cash......................................................11.2(a)
WARN Act...............................................................11.2(a)
Welfare Plans..........................................................4.14(c)
Working Capital.........................................................2.3(a)





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Index of Exhibits
-----------------

Exhibit A - Seller Note
Exhibit B - Transition Services Agreement
Exhibit C - Release
Exhibit D - Opinion of Bass, Berry & Sims
Exhibit E - Opinion of DLA Piper US LLP
Exhibit F - St. Simons Agreement

Index of the Disclosure Schedule
--------------------------------

Section
-------

2.1(e) - Severance Benefits
4.1 - Corporate Status
4.3 - No Conflict 4.4 - Consents
4.5(c) - Listing of Mainland Subsidiaries 4.6(a) - Financial Statements 4.7(a) - Title to Assets and Properties; Permitted Encumbrances
4.7(b) - Sufficiency of Assets
4.7(c) - Personal Property
4.7(d) - Capital Expenditure Commitments
4.8(a) - Material Contracts
4.8(b) - Breach of Material Contracts
4.9(a) - Real Property List
4.9(b) - Real Property
4.9(c) - Real Property
4.9(d) - Condemnation
4.9(e) - Real Property Leases
4.10 - Intellectual Property
4.11 - Litigation, Claims and Proceedings
4.12 - Environmental and Safety and Health Matters
4.12(g) - Hazardous Substances
4.13 - Compliance with Law; Permits
4.14(a) - Employee Pension Plans
4.14(c) - Welfare Plans
4.14(d) - Other Benefit Plans
4.14(e) - Employee Benefits
4.14(f) - Employee Benefits
4.14(n) - Employee Benefits
4.15 - Taxes
4.16 - Absence of Undisclosed Liabilities
4.17 - Absence of Certain Changes
4.18(a) - Collective Bargaining; Labor Union Contracts
4.18(b) - Key Employees




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4.18(d) - Employee Claims
4.18(e) - Employee List
4.18(f) - Employment at Will
4.22 - Insurance
4.23- Bank Accounts
4.24 - Related Party Transactions
6.1 - Interim Operations
6.8(a) - Benefit Plans
6.8(b) - Company Covered Employees
6.10 - Release of Guarantees
6.16 - Non-Competition





















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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 1ST day of June, 2007, by and among BEI-RZT Corporation, a Delaware corporation ("Purchaser"), Gaylord Hotels, Inc., a Delaware corporation ("Seller"), and Gaylord Entertainment Company, a Delaware corporation ("Gaylord").

      WHEREAS, Gaylord owns all of the capital stock of Seller and will derive material benefits from the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

      WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of ResortQuest International, Inc., a Delaware corporation (the "Company");

      WHEREAS, Seller owns all of the outstanding capital stock of each of the Hawaii Subsidiaries, and Gaylord and Seller intend to cause the Company to sell, transfer and convey all of the issued and outstanding shares of capital stock of each of the Hawaii Subsidiaries to Vacation Holdings Hawaii, Inc. (the "Hawaii Purchaser") prior to the Closing pursuant to the terms of that certain Stock Purchase Agreement dated as of April 18, 2007 (the "Hawaii Purchase Agreement") by and among Gaylord, the Company, the Hawaii Purchaser and Interval Acquisition Corp. (provided, that the ownership interests held, directly or indirectly, by the Hawaii Subsidiaries in RHAC Holdings, LLC and Waipouli Holdings, LLC (such ownership interests, the "Hawaii Joint Venture Ownership Interests") will be distributed or transferred to Gaylord or any Affiliate of Gaylord prior to the consummation of the transactions contemplated by the Hawaii Purchase Agreement such that neither the Company nor the Hawaii Subsidiaries will hold the Hawaii Joint Venture Ownership Interests as of the closing of the transactions contemplated by the Hawaii Purchase Agreement or the closing of the transactions contemplated hereby); and

      WHEREAS, following the consummation of the transactions contemplated by the Hawaii Purchase Agreement, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of the capital stock of the Company upon and subject to the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

      1.1. TRANSFER OF SHARES. On the terms and subject to conditions of this Agreement, at the Closing (as defined in Section 3.1), Seller hereby agrees to sell, transfer and convey to Purchaser, Gaylord hereby agrees to cause Seller to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, 100 shares of common stock, $.001 par value per share, of the Company, which constitute all of the issued and outstanding shares of capital stock of the Company (collectively, the "Shares"), free and clear of any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, mortgages, indentures, claims, liens, security interests and other encumbrances

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of every kind and nature whatsoever,  whether arising by agreement, operation of law or otherwise (collectively, "Encumbrances").

                                    ARTICLE 2
                                  CONSIDERATION

      2.1. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Shares is equal to:

            (a)   Thirty-Five Million Dollars (US$35,000,000.00); plus

            (b) an amount equal to all Unrestricted Cash on hand in the Company's and the Mainland Subsidiaries' bank accounts as of the Effective Time; plus

            (c) the Working Capital (as defined in Section 2.3(a)), it being agreed and understood that if such amount is a negative number, the Purchase Price will be reduced on a dollar-for-dollar basis by the negative amount of Working Capital; minus

            (d) the amount required at Closing to discharge in full the consolidated principal amount of, and accrued interest and prepayment penalties or breakage fees with respect to, all indebtedness for borrowed money of the Company and the Mainland Subsidiaries, including all outstanding amounts under: (i) notes, bonds, debentures, and similar instruments; (ii) capitalized leases; (iii) obligations under conditional sale or other title retention agreements; (iv) any amounts payable in connection with Earnouts and similar obligations but excluding accounts payable and incurred in the ordinary course of business; and (v) obligations, contingent or otherwise, in respect of any accrued interest, success fees, prepayment penalties, interest rate SWAP breakage costs, make-whole premiums or penalties and other costs and expenses associated with the repayment of any of the foregoing (the "Indebtedness"); provided, that the following will not be included in the definition of Indebtedness:
      (a) any amounts owed by the Company or any of the Mainland Subsidiaries to Seller in respect of which Seller will be making a capital contribution at Closing pursuant to Section 6.9 below, or (b) obligations underlying the guaranties to be released at Closing as set forth in Section 6.10 below; minus

            (e) to the extent not satisfied by Gaylord or Seller prior to the Closing, the amounts set forth on Section 2.1(e) of the Disclosure Schedule under the "Enhanced Severance" column (but excluding the amounts set forth on Section 2.1(e) of the Disclosure Schedule under the (1) "Base Severance" column, and (2) "Outplacement Cost" column) payable to any employee of the Company or any of the Mainland Subsidiaries listed on
      Section 2.1(e) of the Disclosure Schedule by the Company or any of the Mainland Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement (whether such payments or bonuses are oral or in writing) (the "Transaction Bonuses"); minus

            (f) except as set forth in Section 6.6, the amount required at Closing to discharge in full all of the Company's expenses incurred in connection with the preparation, execution and delivery of this Agreement and the consummation of the Closing, including attorneys', accountants' and other advisors' fees and expenses payable by the Company which have not been paid as of the Closing (the "Transaction Expenses"); minus



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            (g)   the amount of any proceeds arising from any St. Simons
      Post-June 15 Sale (as defined below) distributed by the Company to Seller and Gaylord, net of any St. Simons Transactional Expenses (as defined below) incurred by Seller and Gaylord.

      Purchaser and Seller acknowledge and agree that (i) if the Closing occurs on or prior to June 15, 2007, (x) Gaylord and Seller will have no obligation to cause the Company to sell ResortQuest St. Simons, Inc. and Trupp Hodnett Inc. (collectively, "St. Simons"), or to enter into any agreement in connection therewith, and (y) the effective time of the closing of any sale of St. Simons will occur after the Effective Time, and (ii) if the Closing occurs after June 15, 2007, Gaylord and Seller will cooperate with Purchaser to consummate the sale of St. Simons on such terms as are mutually acceptable to Seller and Purchaser (any such sale that occurs after June 15, 2007, the "St. Simons Post-June 15 Sale"). A form of the definitive purchase agreement with respect to the sale of St. Simons entered into by Purchaser and acceptable to Seller (subject to the other terms and conditions hereof) is attached hereto as Exhibit
F. In the event that the St. Simons Post-June 15 Sale is consummated prior to Closing, notwithstanding anything contained herein to the contrary, Gaylord and Seller may cause the Company and the Mainland Subsidiaries to distribute to Gaylord and Seller all proceeds received in connection with the St. Simons Post-June 15 Sale, and the amount of such proceeds will be an adjustment to the Purchase Price pursuant to Section 2.1(g) above. Purchaser will be responsible for all reasonable out-of-pocket expenses (including attorneys', accountants' and other advisors' fees and expenses) incurred by Gaylord and Seller in connection with any St. Simons Post-June 15 Sale (the "St. Simons Transactional Expenses"), which amounts will be an adjustment to the Purchase Price pursuant to Section 2.1(g) above. Provided that the Closing occurs, Purchaser shall fully indemnify and hold harmless Seller and Gaylord for any obligations and liabilities of Seller and Gaylord arising in connection with any St. Simons Post-June 15 Sale and the definitive purchase agreement and related documentation entered into in connection therewith. For purposes of clarification, Gaylord and Seller will not have any obligation to provide services under the Transition Services Agreement to St. Simons following the St. Simons Post-June 15 Sale. Purchaser and Seller acknowledge and agree that, in the event that the St. Simons Post-June 15 Sale is consummated prior to Closing, Gaylord will cause the Financial Statements to be updated prior to Closing to reflect the omission of St. Simons from the financial information included in the Financial Statements, and that it will be a condition to the closing obligations of both Purchaser and Seller that such Financial Statements have been so updated.

      2.2. CLOSING ESTIMATE. For purposes of the Closing, Purchaser and Seller shall make a good faith estimate of the Purchase Price (the "Closing Payment") based upon the most recent ascertainable financial information of the Company and the Mainland Subsidiaries, as set forth below. The estimate of the Unrestricted Cash, the Working Capital and the Indebtedness shall be derived from an unaudited consolidated balance sheet of the Company and the Mainland Subsidiaries dated as of the last day of the month preceding the Closing. The estimate of the Transaction Expenses shall be derived from invoices or similar documentation delivered by the parties to whom such amounts are owed and delivered to Purchaser by Seller no later than two business days prior to the Closing. At the Closing:

            (a) Purchaser shall deliver to Gaylord a junior subordinated promissory note in substantially the form attached hereto as Exhibit A (the "Seller Note") in the original principal amount of $8,000,000, with interest thereon payable at a rate equal to 10% per annum on the terms set forth therein (the "Interest Rate").

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            (b)   Purchaser shall pay the remainder of the Closing Payment to
      Seller, by wire transfer of immediately available funds to the bank account specified in the wire transfer instructions provided by Seller to Purchaser.

      2.3.  PURCHASE PRICE ADJUSTMENT.

            (a) Working Capital. "Working Capital" as of a given date shall mean the amount calculated by subtracting the current liabilities of the Company and the Mainland Subsidiaries as of that date, excluding (i) liability for income taxes, (ii) capital lease obligations, (iii) interest payable, (iv) the current portion of long-term debt, (v) intercompany payables owing to Seller or its Affiliates or their Subsidiaries, (vi) any Seller or Gaylord (as hereinafter defined) insurance liability allocation (including for self-insured claims or retention), and (vii) to the extent otherwise includable in the Working Capital calculation, all amounts deducted from the Purchase Price pursuant to Section 2.1(d), Section 2.1(e) or Section 2.1(f) above, from the current assets of the Companies and their Subsidiaries as of that date, excluding (i) Unrestricted Cash,
      (ii) current deferred income tax assets, (iii) any other income Tax assets, (iv) prepaid insurance premiums, and (v) intercompany receivables owed by Seller or its Affiliates or their Subsidiaries; provided that, for the avoidance of doubt, calculations of inventory and accounts receivable shall be net of the applicable reserve. For purposes of clarification, neither Gaylord nor Seller shall have any liability with respect to the current liabilities set forth on the Closing Balance Sheet included in the calculation of the Working Capital as of the Closing.

            (b) Post-Closing Payment. The "Adjustment Amount" shall be determined by subtracting the Closing Payment from the Purchase Price as finally determined pursuant to this Section 2.3. If the Adjustment Amount is positive, the Adjustment Amount shall be paid to Seller by Purchaser by wire transfer to an account specified by Seller. If the Adjustment Amount is negative, the Adjustment Amount (treated as if it were a positive number) shall be paid to Purchaser by Seller by wire transfer to an account specified by Purchaser. Within three business days after the calculation of the Adjustment Amount becomes binding and conclusive on all parties pursuant to Section 2.3(c), Seller or Purchaser, as the case may be, shall make the wire transfer payment provided for in this Section 2.3(b).

            (c)   Adjustment Procedure.

                  (i) Seller shall prepare a consolidated balance sheet as of the Closing Date of the Company and the Mainland Subsidiaries in accordance with GAAP applied consistently with the Financial Statements (as hereinafter defined), which will present fairly, in all material respects, the assets and liabilities of the Company and the Mainland Subsidiaries (the "Closing Balance Sheet"). Seller shall then determine the Purchase Price based upon the Closing Balance Sheet. Seller shall deliver the Closing Balance Sheet and its determination of the Purchase Price to Purchaser within ninety
            (90) days following the Closing Date. Seller's delivery shall include a description in reasonable detail of the components and amounts of the Purchase Price (i.e., the Unrestricted Cash, the Working Capital, the Indebtedness, the Transaction Bonuses, and the


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            Transaction Expenses) and a calculation of the Adjustment Amount based upon Seller's calculation of the Purchase Price.

                  (ii) If within thirty (30) days following delivery of the Closing Balance Sheet and the calculation of the Purchase Price, Purchaser has not given Seller written notice of its objection as to the Purchase Price calculation (which notice shall state in reasonable detail the basis of Purchaser's objection and Purchaser's calculation of the Purchase Price), then the Purchase Price as calculated by Seller shall be binding and conclusive on the parties and shall be used in computing the Adjustment Amount.

                  (iii) If Purchaser duly gives Seller such notice of objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Purchase Price within thirty (30) days of Seller's receipt of Purchaser's objection notice, Seller and Purchaser shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm that has not performed accounting, tax or audit services for Purchaser, Seller or any of their respective Affiliates during the past three years (the "Accountants"), for resolution in accordance with the terms of the Agreement and GAAP consistently applied with the Financial Statements (hereinafter defined). If Seller and Purchaser are unable to agree upon the identity of the Accountants, the auditors of Purchaser's ultimate parent and Gaylord shall jointly select the Accountants. If issues are submitted to the Accountants for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss issues with the Accountants; (ii) the determination of the Purchase Price by the Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within sixty (60) days of the submission to the Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Adjustment Amount; and (iii) Seller and Purchaser will each bear fifty percent (50%) of the fees and costs of the Accountant for such determination.

                  (iv) Each party agrees to provide the other party with all relevant documents and information reasonably requested by such other party in connection with the procedures set forth in this
            Section 2.3(c).

      2.4. ASSETS AND LIABILITIES RELATED TO WELFARE PLANS. For purposes of determining the Working Capital pursuant to this Article 2, the assets and liabilities of the Company and the Mainland Subsidiaries included in the Working Capital determination shall not include any assets or liabilities of the Company or any Mainland Subsidiary under or related to the Gaylord Entertainment Company Employees' Group Health Plan, the Gaylord Entertainment Company Flexible Benefit Plan, the Gaylord Entertainment Company Health Care Reimbursement Program or the Gaylord Entertainment Company Dependent/Child Care Program.

                                    ARTICLE 3
                       CLOSING; OBLIGATIONS OF THE PARTIES

      3.1. CLOSING DATE. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Bass, Berry & Sims PLC, Nashville, Tennessee, on June 1, 2007 (subject to the satisfaction or waiver of all conditions to Closing set forth in Article 7 hereof), or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article 7 shall not be satisfied or waived, subject, however, to the provisions of Section 9.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date." In the event that the Closing occurs on June 1, 2007, the Closing will be deemed to have become effective at 11:59:30 p.m., Central time on May 31, 2007, and in the event that the Closing occurs on any other date, the Closing will be deemed to have become effective at such time as the parties mutually agree (the "Effective Time").

      3.2.  OBLIGATIONS OF THE PARTIES AT THE CLOSING.

            (a)   At the Closing, Purchaser shall deliver to Seller:

                  (i)   payment of the Closing Payment as specified in Section
            2.2;

                  (ii) a copy of resolutions of the Board of Directors of Purchaser, certified by Purchaser's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser, and the consummation of the transactions contemplated hereby;

                  (iii) the Transition Services Agreement in substantially the form attached hereto as Exhibit B (the "Transition Services Agreement"), duly executed by Purchaser;

                  (iv) a certificate of good standing of the Purchaser issued not earlier than ten days prior to the Closing Date by the secretary of state of the state in which the Purchaser is incorporated;

                  (v) a certificate of the secretary of Purchaser certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (ii) a copy of Purchaser's certificate of incorporation; and (iii) a copy of Purchaser's by-laws; and

                  (vi) a mutual release (the "Mutual Release") in form reasonably acceptable to Seller and Purchaser providing for the release of all current or future claims and/or counterclaims and liabilities by the plaintiffs and defendants with respect to the lawsuit, Case No. CE06-00820-063 (the "Applicable Litigation"), listed under No. 4 of the chart entitled "ResortQuest International, Inc. Litigation - May 2007" included in Section 4.11 of the Disclosure Schedule relating to the Applicable Litigation, executed by such defendants.

            (b) At the Closing, Seller will deliver to Purchaser, and Gaylord shall cause Seller to deliver to Purchaser:

                  (i) all stock certificates representing the Shares, duly endorsed to Purchaser or accompanied by a duly executed stock power;

                  (ii) a copy of resolutions of the Board of Directors of Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

                  (iii) the Transition Services Agreement, duly executed by
            Seller;

                  (iv) the minute books and stock records of the Company and the Mainland Subsidiaries;

                  (v) the written resignations effective as of the Closing Date of such directors and officers of the Company and the Mainland Subsidiaries as requested by Purchaser to resign;

                  (vi) a release in the form attached hereto as Exhibit C (the "Release"), executed by Gaylord and Seller;

                  (vii) releases of all liens and other encumbrances and
            security interests (excluding Permitted Encumbrances) held by the holders of Indebtedness in any of the Company's and the Mainland Subsidiaries' assets, including UCC financing statement amendments providing for the termination of all financing statements with respect thereto;

                  (viii)to the extent required by law, a certificate in
            compliance with the Foreign Investment in Real Property Tax Act, as amended ("FIRPTA"), and the Treasury Regulations thereunder certifying that Seller is not a foreign person or entity subject to withholding under FIRPTA;

                  (ix) a certified copy of the Company's certificate of incorporation, issued not earlier than ten days prior to the Closing Date by the Secretary of State of Delaware;

                  (x)   except with respect to the entities set forth on
            Schedule 4.1, certificates of good standing of the Company and the Mainland Subsidiaries issued not earlier than ten days prior to the Closing Date by the secretaries of state or equivalent authority of each jurisdiction in which the Company and the Mainland Subsidiaries are either incorporated, formed or qualified to do business as a foreign corporation or limited liability company (or in the case of the foreign qualification of the Company with the State of California, verbal confirmation thereof, with such good standing certificate to be delivered by Seller promptly following the Closing);

                  (xi) a certificate of the secretary of Seller certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Seller executing this Agreement and any other document delivered hereunder on behalf of Seller; and (ii) a copy of Seller's by-laws;

                  (xii) a certificate of the secretary of Gaylord certifying as true and correct the following: (i) the incumbency and specimen signature of each officer of Gaylord executing this Agreement and any other document delivered hereunder on behalf of Seller; (ii) a copy of Gaylord's certificate of incorporation; and (iii) a copy of Gaylord's by-laws;

                  (xiii) the Mutual Release, executed by Gaylord and Seller; and

                  (xiv) without limitation by specific enumeration of the
            foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF SELLER AND GAYLORD

      Except as disclosed in the Disclosure Schedule attached hereto, Seller and Gaylord jointly and severally represent and warrant to Purchaser as follows:

      4.1. CORPORATE STATUS. Each of the Company and each Mainland Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except as otherwise set forth in Section 4.1 of the Disclosure Schedule) and each (a) has all requisite corporate or limited liability company power under the laws of its jurisdiction of organization and authority to own, operate or lease its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not reasonably be expected to have a Seller Material Adverse Effect. Seller has made available to Purchaser in Seller's Data Room, true, accurate and complete copies of the certificates of incorporation and bylaws (or similar organization documents), as amended, of the Company and each of the Mainland Subsidiaries, each as in effect on the date hereof.

      4.2. AUTHORITY. Each of Gaylord and Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements by each of Gaylord and Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Gaylord and the Board of Directors and sole stockholder of Seller, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Gaylord and Seller at Closing will be, duly executed and delivered by each of Gaylord and Seller, and (assuming due authorization and delivery by Purchaser), this Agreement constitutes, and the Ancillary Agreements to which Seller or Gaylord is a party that will be executed at Closing will constitute a legal, valid and binding obligation of each of Gaylord and Seller enforceable against Gaylord and Seller in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

      4.3. NO CONFLICT. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Gaylord and Seller nor the consummation by Seller of the transactions contemplated hereby will (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of Gaylord or Seller, (b) conflict with or violate in any material respect, any Law applicable to Gaylord, Seller, the Company or any of the Mainland Subsidiaries or any of their respective assets, properties or businesses, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the Shares or on any of the assets or properties of the Company or any Mainland Subsidiary pursuant to, any Material Contract.

      4.4. CONSENTS. Except as set forth in Section 4.4 of the Disclosure Schedule, no action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority, is or will be necessary to make this Agreement or any of the agreements or instruments to be executed, performed and delivered by Gaylord and Seller pursuant hereto a legal, valid and binding obligation of Gaylord and Seller, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights, or to consummate the transactions contemplated hereunder.

      4.5.  CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 100 shares of common stock, $.001 par value per share, all of which are issued and outstanding. All of the Shares are validly issued, fully paid and nonassessable and held beneficially and of record by Seller, free and clear of Encumbrances. The Shares constitute all of the issued and outstanding capital stock of the Company.

            (b) There are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company, (ii) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.

            (c) Section 4.5(c) of the Disclosure Schedule sets forth a true and complete list of all Mainland Subsidiaries, listing for each Mainland Subsidiary its name, its jurisdiction of organization, the percentage of stock or other equity interest of each Mainland Subsidiary owned by the Company or another Mainland Subsidiary and, for each Mainland Subsidiary that is a corporation, the authorized and outstanding capital stock of each such Mainland Subsidiary. Other than the Mainland Subsidiaries and other entities set forth in Section 4.5(c) of the Disclosure Schedule, there are no other corporations, partnerships, limited liability companies, joint ventures, associations or other similar entities in which the Company or any Mainland Subsidiary owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All of the issued and outstanding shares (or voting securities) of each of the Mainland Subsidiaries that are corporations are validly issued, fully paid and nonassessable. Except as set forth in Section 4.5(c) of the Disclosure Schedule, (i) the Company or one of the Mainland Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock (or voting securities) of each of the Mainland Subsidiaries free and clear of any Encumbrances, (ii) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments of any kind relating to the capital stock of any Mainland Subsidiary or obligating the Company or any Mainland Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Mainland Subsidiary, (iii) there are no outstanding contractual obligations of any Mainland Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (iv) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Mainland Subsidiaries' respective capital stock.

      4.6.  FINANCIAL STATEMENTS.

            (a) Attached hereto as Section 4.6(a) of the Disclosure Schedule are true and complete copies of (i) the audited combined balance sheet and statements of operations for the Company and the Mainland Subsidiaries as of December 31, 2004, 2005 and 2006 and for the years then ended (the "Audited Financial Statements"), and (ii) the unaudited balance sheet and statement of operations for the Company and the Mainland Subsidiaries as of March 31, 2007 (collectively, the "Financial Statements"). The March 31, 2007 balance sheet is referred to herein as the "Reference Balance Sheet".

            (b) The Financial Statements (i) have been prepared based on the books and records of the Company and the Mainland Subsidiaries in accordance with United States generally accepted accounting principles ("GAAP") as applied consistent with the past practice of Seller and Gaylord and the Company's normal accounting practices (except as set forth in the footnotes to the Financial Statements) and (ii) present fairly, in all material respects, the assets and liabilities and combined results of operations and cash flows of the Company and the Mainland Subsidiaries as of the dates indicated and for the periods indicated, in accordance with GAAP (except as set forth in the footnotes to the Audited Financial Statements). The Audited Financial Statements meet the requirements of Regulation S-X of the Securities Act. Seller shall also cooperate to cause the delivery of the consent of Seller's independent accountants to the use of their reports thereon in the SEC Reports of the Purchaser's ultimate parent, as required by applicable law or regulation. The books and records of the Company and the Mainland Subsidiaries fairly reflect, in reasonable detail, the activities of the Company and the Mainland Subsidiaries.

      4.7.  TITLE TO ASSETS AND PROPERTIES; SUFFICIENCY AND CONDITION OF ASSETS.

            (a) The Company and the Mainland Subsidiaries have good and marketable title to, or valid leasehold interests in, their assets and properties free and clear of any Encumbrances, except for the Permitted Encumbrances. For purposes of this Agreement: "Permitted Encumbrances" means: (i) encumbrances for assessments, taxes, water, sewer and other similar charges not yet due and payable in the ordinary course of business and as applied in a manner consistent with the past practices of Seller and the Mainland Subsidiaries or that the Company or any of the Mainland Subsidiaries is contesting in good faith through appropriate proceedings and which have been fully reserved for on the Reference Balance Sheet;
      (ii) easements, covenants, conditions and restrictions as to the use of the real property, and reservations of record, sewers, electric, telegraph, telephone and other utility lines, zoning, ordinances and building codes; (iii) liens securing the claims of materialmen, landlords and others for payments not yet delinquent; (iv) any leases, subleases or licenses of the Company or the Mainland Subsidiaries, which are listed in
      Section 4.7(a) of the Disclosure Schedule; (v) all encumbrances relating to liens securing borrowed money to be released at or prior to the Closing and which are listed in Section 4.7(a) of the Disclosure Schedule; and
      (vi) any encumbrances listed in Section 4.7(a) of the Disclosure Schedule.

            (b) Except for the services to be provided under the Transition Services Agreement and as disclosed in Section 4.7(b) of the Disclosure Schedule, the Company's and the Mainland Subsidiaries' assets are adequate to conduct their Business as it is presently being conducted.

            (c) Except as set forth in Section 4.7(c) of the Disclosure Schedule, all (i) tangible personal property used in the business of the Company and the Mainland Subsidiaries and (ii) records, tangible assets, licenses, permits, title policies, copies of contracts, development or construction plans or copies of leases owned by or pertaining to the Company and the Mainland Subsidiaries is in the possession of the Company and the Mainland Subsidiaries.

            (d) Section 4.7(d) of the Disclosure Schedule lists all of the capital expenditure commitments in excess of $10,000 of the Company and the Mainland Subsidiaries as of the date of this Agreement.

      4.8.  MATERIAL CONTRACTS.

            (a) Section 4.8(a) of the Disclosure Schedule sets forth a true and complete list of all the Material Contracts of the Company or a Mainland Subsidiary. As used herein, "Material Contracts" means all of the following, whether oral or written:

                  (i) each agreement or arrangement of the Company or any Mainland Subsidiary that was not entered into in the ordinary course of business as presently conducted that requires the payment or incurrence of liabilities, or the rendering of services, by the Company or any Mainland Subsidiary, subsequent to the date of this Agreement of more than One Hundred Thousand Dollars ($100,000.00);

                  (ii) each loan or credit agreement, security agreement, pledge, guaranty, note, mortgage, bond, debenture, indenture, letter of credit, or other agreement or instrument with respect to the Indebtedness;

                  (iii) each partnership, limited liability company, joint
            venture or other similar agreement to which the Company or any Mainland Subsidiary is a party or by which any of them is otherwise bound which provides for a sharing of profits, losses, costs or liability with a Person other than the Company and the Mainland Subsidiaries;

                  (iv) each agreement, arrangement, contract or commitment of the Company or any Mainland Subsidiary restricting or otherwise affecting the ability of the Company or any Mainland Subsidiary to
            (x) compete in any jurisdiction, or (y) with respect to any such restriction which materially affects the business of the Company and the Mainland Subsidiaries, to solicit for employment or hire any Person;

                  (v) each employment or consulting agreement between the Company or a Mainland Subsidiary and any of the employees or consultants of the Company or the Mainland Subsidiaries that (A) obligates the Company or a Mainland Subsidiary to make annual cash payments in an amount exceeding Fifty Thousand Dollars ($50,000..00) or make any cash payments to any Person in the event of a termination of such Person's employment or consulting arrangement with the Company or any of the Mainland Subsidiaries or on account of the transactions contemplated by this Agreement; or (B) contain restrictive covenants for the benefit of the Company or a Mainland Subsidiary from an employee, such as confidentiality, non-competition, non-solicitation and no-hire provisions (but excluding agreements solely related to assignments of intellectual property rights);

                  (vi) each agreement for the sale of a material asset of the Company or any Mainland Subsidiary that has not yet been consummated and was not entered into in the ordinary course of business as presently conducted;

                  (vii) each other existing agreement, not otherwise covered by clauses (i) through (vi), that requires payments by or to the Company or any Mainland Subsidiary in excess of Two Hundred Thousand Dollars ($200,000.00) during any one year, excluding (a) wholesale agreements, (b) travel agency agreements, (c) rental management agreements, (d) condominium and homeowner association agreements, and (e) real estate listing agreements;

                  (viii) each real property lease or sublease listed in Section
            4.9(e) of the Disclosure Schedule that requires payments by or to the Company or any Mainland Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00) during any one year;

                  (ix) each intellectual property license or sublicensor agreement that requires payments by or to the Company or any Mainland Subsidiary in excess of One Hundred Thousand Dollars ($100,000.00) during any one year;

                  (x)   each tax allocation or tax sharing agreement listed in
            Section 4.15(f) of the Disclosure Schedule; and

                  (xi) each collective bargaining agreement or other contract or agreement between the Company or any of the Mainland Subsidiaries and a union or other groups of employers.

            (b)   Except as disclosed in Section 4.8(b) of the Disclosure
      Schedule:

                  (i) neither the Company nor any Mainland Subsidiary party to any Material Contract, nor, to the Knowledge of Seller, any other party thereto, is in breach thereof or default thereunder. Neither the Company, any Mainland Subsidiary nor any other party to a

            Material Contract has given written notice of breach or default under a Material Contract to any other party thereunder; and

                  (ii) each Material Contract is valid and binding on and in full force and effect with respect to, the Company or a Mainland Subsidiary and, to the Knowledge of Seller, each respective counterparty thereto, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights; and

                  (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company or any of the Mainland Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. There are no renegotiations or, to the Knowledge of Seller, outstanding rights to negotiate any amount to be paid or payable to or by the Company or any of the Mainland Subsidiaries under any Material Contract other than with respect to non-material amounts in the ordinary course of business, and no Person has made a written demand for such negotiations. Neither the Company nor any of the Mainland Subsidiaries has released or waived any of its rights under any Material Contract.

      4.9.  REAL PROPERTY; LEASES.

            (a) Section 4.9(a) of the Disclosure Schedule sets forth a complete and accurate list of the locations of all real property owned and leased by the Company or any of its Mainland Subsidiaries (collectively with all improvements located thereon and appurtenances thereto, the "Real Property").

            (b) Section 4.9(b) of the Disclosure Schedule identifies by street address all real property owned by the Company or any of the Mainland Subsidiaries, and which Person holds fee simple title to each Real Property. The Company or one of the Mainland Subsidiaries has good and marketable fee simple title to each parcel of the owned Real Property. Except as set forth in Section 4.9(e) of the Disclosure Schedule, the owned Real Property is not subject to any leases or tenancies of any kind and constitutes all real property and improvements owned by the Company and the Mainland Subsidiaries.

            (c) All leased Real Property is leased to the Company or one of the Mainland Subsidiaries pursuant to written leases, complete and accurate copies of which have been previously been made available to Purchaser. The Company or one of the Mainland Subsidiaries has a valid leasehold interest in each leased Real Property. Except as set forth in
      Section 4.9(e) of the Disclosure Schedule, the leased Real Property is not subject to any leases or tenancies of any kind, except for the Company's and the Mainland Subsidiaries' leases, the Company or the Mainland Subsidiaries (as applicable) do not share any space with or sublet any space to any other Person and enjoy peaceful and quiet possession of the leased Real Property, subject to the terms of the applicable written lease agreements. All options in favor of the Company or one of the Mainland Subsidiaries to purchase any of the leased Real Property, if any, are in full force and effect. The leased Real Property constitutes all real property and improvements leased by the Company and the Mainland Subsidiaries. All of the rental and other payments payable under each Real Property lease by the Company or a Mainland Subsidiary are current, there is no default under such Real Property lease either by the tenant or, to Seller's Knowledge, the landlord thereunder, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default by the tenant, or, to Seller's Knowledge, the landlord thereunder.

            (d) Except as set forth in Section 4.9(d) of the Disclosure Schedule, no portion of the Real Property is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment or compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been threatened or proposed. Except as set forth in Section 4.9(d) of the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to any of the Real Property.

            (e) Except as described in Section 4.9(e) of the Disclosure Schedule, neither the Company nor any of the Mainland Subsidiaries has entered into any contract, agreement or arrangement (including, without limitation any, options, rights of first offer, rights of first refusal to purchase such Real Property or any portion thereof) granting to any person the right to purchase, use or occupancy of any portion of the Real Property.

            (f) The owned Real Property is not in the possession of any adverse possessors. The use of the owned Real Property for the normal operations of the Business is consistent with and permitted by applicable zoning ordinances and other laws or regulations in all material respects. The use of the owned Real Property for the normal operations of the Business does not require any special use approvals or permits or any other permits that are not currently maintained by the Company or the applicable Mainland Subsidiary, other than any such special use approvals or permits or any other permits the absence of which would not have a Seller Material Adverse Effect. The owned Real Property is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business. Since November 20, 2003, neither Seller, the Company nor any Mainland Subsidiary has received from any governmental authority written notice of any material violation of any Law relating to the Real Property that remains unresolved.

            (g) There are no claims for fees, commissions or other payments due to any brokers, agents or other Persons in connection with any of the Real Property.

            (h) There are no latent defects or adverse physical conditions affecting the Real Property except for such defects or conditions that in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect. All structures and buildings on the Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Companies and the Mainland Subsidiaries as currently conducted except where the failure to maintain such structures and buildings would not reasonably be expected to have a Seller Material Adverse Effect.

      4.10. INTELLECTUAL PROPERTY.

            (a) Section 4.10 of the Disclosure Schedule sets forth a true and complete list of all (A) (i) Patents, (ii) registered Marks, common law Marks necessary to carry out the Company's and Mainland Subsidiaries' current activities, and applications therefor, and (iii) registered Copyrights and (B) Material Software owned by the Company or a Mainland Subsidiary, and lists all material agreements and licenses with respect to such Intellectual Property, other than "clickwrap", "shrinkwrap" or similar non-negotiable agreements or agreements contained in or pertaining to "off-the-shelf" software, or the terms of use or service for any website.

            (b) The Company or one of the Mainland Subsidiaries (as indicated in Section 4.10 of the Disclosure Schedule) is the owner of all of the Intellectual Property or, to the Knowledge of Seller, has all rights in the Intellectual Property necessary and sufficient to carry out the Company's and Mainland Subsidiaries' current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Intellectual Property in any jurisdiction in which the Company or Mainland Subsidiaries conducts business as of the Closing Date.

            (c) Except with respect to common law trademarks and service marks, each owner listed on the Disclosure Schedule is listed in the records of the appropriate governmental entity as the sole owner of record of the registered Patents, Marks and registered Copyrights. Each copyright registration, patent and registered trademark and application therefor listed on the Disclosure Schedule is in proper form and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.

            (d) To the Knowledge of Seller, the conduct of the Company's and the Mainland Subsidiaries' Business and the exercise of their respective rights relating to the Intellectual Property does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any Person anywhere in the United States or Canada. Except as set forth in
      Section 4.10 of the Disclosure Schedule, neither the Company nor any of the Mainland Subsidiaries has received written notice of any claims since January 1, 2005, and, to Seller's Knowledge, there are no pending claims of any Persons relating to the scope, ownership or use of any of the Intellectual Property or the infringement, misappropriation or violation of any Intellectual Property Rights of any Person anywhere in the world. To the Knowledge of Seller, neither the Company nor any Mainland Subsidiary infringes upon or unlawfully uses any intellectual property owned by another Person. To Seller's Knowledge, no Person is infringing upon, misappropriating or otherwise violating any of the Intellectual Property. Neither the Company nor any of the Mainland Subsidiaries has asserted a claim of infringement or misappropriation against any Persons relating to the Intellectual Property since November 20, 2003.

            (e) All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of any Intellectual Property on behalf of Company or any Mainland Subsidiary since November 20, 2003 have executed valid and appropriate nondisclosure and assignment agreements and either: (i) have been a party to a "work-for-hire" and/or other arrangement or agreements with Company or any Mainland Subsidiary in accordance with applicable Law that has accorded Company or any Mainland Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property and Intellectual Property Rights thereby arising or relating thereto; or
      (ii) have executed appropriate instruments of assignment in favor of Company or any Mainland Subsidiary as assignee that have conveyed to Company or any Mainland Subsidiary effective and exclusive ownership of all tangible and intangible property and Intellectual Property Rights thereby arising and related thereto.

            (f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, the Company or any Mainland Subsidiary is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's or any Mainland Subsidiary's obligations hereunder, will Company or any Mainland Subsidiary be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which Company or any Mainland Subsidiary is a party, nor will execution or delivery of this Agreement, or performance of Seller's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any Intellectual Property Rights therein or thereto.

      4.11. LITIGATION, CLAIMS AND PROCEEDINGS. Except as set forth in Section
4.11 of the Disclosure Schedule, there are no actions that have been brought by or against any Governmental Authority or any other Person pending or, to the Knowledge of Seller, threatened, against or by the Company or any Mainland Subsidiary or any of their properties, assets or businesses. Except as set forth in Section 4.11 of the Disclosure Schedule, there are no existing Governmental Orders naming the Company or any Mainland Subsidiary as an affected party.

      4.12. ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Except as disclosed in
Section 4.12 of the Disclosure Schedule:

            (a) The Company and the Mainland Subsidiaries have obtained and are in compliance in all material respects with all Permits that are required under any Environmental Law for the operation of their businesses as currently being conducted. All such Permits are valid and in full force and effect and no circumstances exist which could cause any such Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee. Complete copies of the Company's and the Mainland Subsidiaries' environmental Permits have been made available to Purchaser.

            (b) Each of the Company and the Mainland Subsidiaries and the Real Property is in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of the Mainland Subsidiaries has received any communication alleging that the Company or any of the Mainland Subsidiaries is not, or since November 20, 2003 was not, in compliance with any applicable Environmental Laws and environmental Permits. To the Knowledge of Seller, no fact or circumstance exists which would reasonably be expected to involve the Company or any of the Mainland Subsidiaries in any environmental litigation, or impose any material environmental liability.

            (c) To the Knowledge of Seller, neither the Company nor any Mainland Subsidiary has had a disposal or release of any Hazardous Substances on, under, in, from or about the Real Property.

            (d) To the Knowledge of Seller, neither the Company nor any Mainland Subsidiary has disposed or arranged for the disposal of Hazardous Substances on any third party property in violation of any Environmental Law.

            (e) To the Knowledge of Seller, neither the Company nor any Mainland Subsidiary has received any written notice, demand, letter, claim or request for information relating to the Real Property alleging violation of or liability under any Environmental Law and neither the Company nor Mainland Subsidiary is party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law, except as set forth in Section 4.12 of the Disclosure Schedule.

            (f) No Real Property is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA or any comparable state list. Neither the Company nor any Mainland Subsidiary has received any written notice from any Person with respect to any Real Property of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law.

            (g) Except as set forth in Section 4.12(g) of the Disclosure Schedule, there are no, and have not been any, Hazardous Substances used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any Real Property in violation of Environmental Laws or as would result in material liabilities or response obligations under Environmental Laws. To the Knowledge of Seller, there are no underground or above-ground storage tanks located on any Real Property. To the Knowledge of Seller, all underground or above-ground storage tanks previously located at any Real Property and not present thereat as of the date hereof were removed in accordance with all Environmental Laws.

      4.13. COMPLIANCE WITH LAW; PERMITS. Except as disclosed in Section 4.13 of the Disclosure Schedule, since November 20, 2003, the Business of the Company and the Mainland Subsidiaries has been conducted in compliance in all material respects with all Laws and Governmental Orders applicable to the Company and the Mainland Subsidiaries. Except as disclosed in Section 4.13 of the Disclosure Schedule, since November 20, 2003, neither the Company nor any Mainland Subsidiary has received any written notice alleging any default or violation of any Law or Governmental Order. As of the date hereof, the Company or a Mainland Subsidiary has all material Permits, whether federal, state, provincial or local, relating to the ownership and operation of the Business, the Company and the Mainland Subsidiaries as the Business is presently conducted. As of the date hereof, there has not been any actual, nor to Seller's Knowledge, is there any pending, threat of loss of any Permit held or enjoyed by the Company or a Mainland Subsidiary which loss has had or would reasonably be expected to have a Seller Material Adverse Effect.

      4.14. EMPLOYEE MATTERS AND BENEFIT PLANS.

            (a) The Company and/or any of the Mainland Subsidiaries maintains, contributes to, or has incurred any liability with respect to, only those employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or in comparable legislation in Canada) for the benefit of employees of the Company and the Mainland Subsidiaries that are described in Section 4.14(a) of the Disclosure Schedule ("Pension Plans").

            (b) Neither the Company nor any of the Mainland Subsidiaries maintains, contributes to or has incurred any liability with respect to, a Multiemployer Plan (as defined in Section 3(37) of ERISA or in comparable legislation in Canada) for the benefit of employees of the Company and the Mainland Subsidiaries.

            (c) The Company and/or any of the Mainland Subsidiaries maintains, contributes to, or has incurred any liability with respect to, only those employee welfare benefit plans (as defined in Section 3(1) of ERISA or in comparable legislation in Canada) for the benefit of employees of the Company and the Mainland Subsidiaries that are described in Section 4.14(c) of the Disclosure Schedule ("Welfare Plans").

            (d) The Company and/or any of the Mainland Subsidiaries maintains, contributes to, or has incurred any liability with respect to, only those bonus, deferred compensation, stock option, stock appreciation rights plans, incentive plans, severance pay plans, vacation pay plans or any other arrangements for the benefit of employees of the Company and the Mainland Subsidiaries that are described in Section 4.14(d) of the Disclosure Schedule ("Other Benefit Plans" and, together with the Pension Plans, Multiemployer Plans and Welfare Plans, the "Benefit Plans"). This
      Section 4.14 shall not apply to the Spin-Off Plan described in Section 6.8(c) hereof. The Spin-Off Plan shall not be considered a Pension Plan or Benefit Plan for purposes of this Section 4.14 or any other provision of this Agreement. Neither the Company nor any of the Mainland Subsidiaries contributes to or has incurred any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), any Multiemployer Plan (as defined in Section 3(37) of ERISA), any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any bonus plan, deferred compensation plan, stock option plan, stock appreciation rights plan, incentive plan, severance pay plan, vacation pay plan, or any other arrangement for the benefit of employees established, maintained or administered by Gaylord, the Seller or any affiliate of Gaylord other than the Company or one of the Mainland Subsidiaries, as determined under Code
      Section 414(b), (c), (m) or (o), other than the Benefit Plans.

            (e) Each Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Benefit Plan, and each Benefit Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Benefit Plan which is intended to be qualified is qualified under Code section 401(a), has received a favorable determination or opinion letter from the Internal Revenue Service ("IRS") stating that such Benefit Plan meets the requirements of Code section 401(a) and that the trust associated with such Benefit Plan is tax-exempt under Code section 501(a) and, to the Knowledge of Seller, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively, or under comparable Canadian Law. No lawsuits, claims or complaints to, or by, any person or governmental entity have been filed or are pending and, to the Knowledge of the Seller, there are no facts or contemplated events which could be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Benefit Plan. Except as set forth in Section 4.14(e) of the Disclosure Schedule, there currently are no audits by any governmental agency with respect to any Benefit Plan. The Company and the Mainland Subsidiaries have no liabilities, obligations or commitments with respect to any audit of any Benefit Plan, and there has been no notification or communication by any governmental authority that an audit or request for information is pending. Without limiting the foregoing, the following are true with respect to each Benefit Plan:

                  (i) the Company and/or any Mainland Subsidiary has filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state, provincial and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Benefit Plan, each of such filings has been complete and accurate in all material respects and neither the Company nor any Mainland Subsidiary has incurred any material liability in connection with such filings;

                  (ii) the Company and/or any Mainland Subsidiary has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material under the Code, ERISA or other applicable Law, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or other such Law, to be delivered, and neither the Company nor any Mainland Subsidiary has incurred any material liability in connection with such requirements;

                  (iii) neither the Company nor any Mainland Subsidiary is
            delinquent in making contributions or payments to or in respect of any Benefit Plan as to which the Company or any Mainland Subsidiary is obligated to make contributions or payments (without regard to any waiver granted by the IRS under Code section 412). All contributions and payments (including salary deferral contributions elected by employees) with respect to Benefit Plans that are due and owing or required to be made by the Company or any Mainland Subsidiary with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) have been, or will be, made before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code;

                  (iv) with respect to each such Benefit Plan, to the extent applicable (and to the extent available), the Seller has delivered or made available in the Intralinks Data Site entitled Project Spurs to the Purchaser true and complete copies of (a) all plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (b) the most recent determination or opinion letter, if any, received from the IRS and the application (if required) filed with respect thereto, (c) the three (3) most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports, and (d) all related trust agreements, insurance contracts or other funding agreements that implement each such Benefit Plan; and

                  (v) except as set forth in Section 4.14 of the Disclosure Schedule, each Benefit Plan that is a "group health plan" (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance in all material respects with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.

            (f) Except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, or applicable state law, or as set forth in Section 4.14(f) of the Disclosure Schedule, neither the Company nor any Mainland Subsidiary has promised any former employee or other individual not employed by the Company or any Mainland Subsidiary medical or life insurance coverage. Neither the Company nor any Mainland Subsidiary maintains or contributes to any plan or arrangement providing medical or life insurance benefits to former employees or their dependents, other than benefits provided in the event of disability and conversion privileges.

            (g) With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any material "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

            (h)   There has not been any "Reportable Event," as described in
      Section 4043 of ERISA, with respect to any Benefit Plan (other than such events for which the thirty (30) day notification period has been waived by the Pension Benefit Guaranty Corporation ("PBGC")) subject to Title IV of ERISA.

            (i)   Neither the Company nor any Mainland Subsidiary has incurred
      (i) any liability to the PBGC or to a trust (for plan terminations instituted prior to December 18, 1987) described in Section 4049 of ERISA (prior to its repeal), (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan")) withdrawal liability (and no event has occurred which, with the giving of the notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA, respectively) from, or on behalf of, a Multiemployer Plan, or (iii) any other liability under Title IV of ERISA.

            (j) Neither the Company nor any Mainland Subsidiary or any organization which is a successor or parent corporation of such entities, within the meaning of ERISA Section 4069(b), has engaged in a transaction described in ERISA Section 4069.

            (k) The value of the assets of each Benefit Plan subject to Title IV of ERISA (other than a Multiemployer Plan) equal or exceed the present value of "Benefit Liabilities" (as defined in Section 4001(a)(16) of

      ERISA) of each such Benefit Plan as of the last day of the plan year most recently ended using PBGC termination actuarial assumptions currently in effect or other actuarial assumptions certified by the Benefit Plan's actuary as reasonable for purposes of a standard termination (as described in 4041(b) of ERISA) with respect to any defined benefit Pension Plan.

            (l) With respect to each Benefit Plan maintained by the Company or any Mainland Subsidiary, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.

            (m) No assets of, and no assets managed by, the Company or any Mainland Subsidiary constitute "plan assets" as defined in 29 C.F.R.
      Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Closing) will constitute a "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

            (n) Except as set forth in Section 4.14(n) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current of former employee of the Company to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of the Company; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Section 280(G) of the Code.

            (o) Each Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, through the date hereof.

      4.15. TAXES.

            (a) The Company and each of the Mainland Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing or will pay such Taxes by the due date thereof, except where the failure to file a Tax Return would not have a Seller Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects, and there is no position taken on any Tax Return with respect to any material income, material properties or material operations of the Company or any Mainland Subsidiary for which there is not substantial authority within the meaning of Section 6662 of the Code. Except as set forth in Section 4.15(a) of the Disclosure Schedule, there are no extensions of time to file any Tax Return of the Company or any Mainland Subsidiary that are pending. True and correct copies of all federal, state, provincial and local income Tax Returns filed by the Company and any Mainland Subsidiary for all periods ending after November 20, 2003, have been heretofore made available to Purchaser. Seller has made available to Purchaser true, correct and complete copies of all other material Tax Returns and other reports and statements made or received by or on behalf of the Company or any Mainland Subsidiary that relate to Taxes arising during such periods, including, without limitation, income tax audit reports, statements of income or gross receipts taxes, franchise tax, sales tax and transfer tax received by or on behalf of the Company or any Mainland Subsidiary.

            (b) The unpaid Taxes of the Company or any of the Mainland Subsidiaries did not, as of the date of the Reference Balance Sheet, exceed the accrual for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Reference Balance Sheet.

            (c) There are no liens for Taxes upon the assets of the Company or any of the Mainland Subsidiaries except for Permitted Encumbrances. Except as set forth in Section 4.15 of the Disclosure Schedule, there is no outstanding audit or other matter in controversy with respect to Taxes due and owing by the Company or any of the Mainland Subsidiaries or in respect of the income, properties or operations of the Company or any of the Mainland Subsidiaries. There is no tax deficiency or claim assessed, proposed or threatened in writing, with respect to the Company or any of the Mainland Subsidiaries or the income, properties or operations of the Company or any of the Mainland Subsidiaries, other than in respect of audits, controversies, deficiencies, assessments or proposed adjustments that are being contested in good faith, for which adequate reserves have been established in accordance with GAAP and which are set forth in
      Section 4.15 of the Disclosure Schedule.

            (d) Neither the Company nor any of the Mainland Subsidiaries (i) has waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled, or (ii) has distributed the stock of any corporation in a distribution qualifying under Section 355 of the Code in the preceding two years;

            (e) No claim has been made or threatened for any taxable year which remains open by a Taxing Authority in a jurisdiction where the Company or any of the Mainland Subsidiaries does not file Tax Returns that the Company or any of the Mainland Subsidiaries is or may be subject to taxation in such jurisdiction.

            (f) None of the Company or any Mainland Subsidiary is a party to any Tax allocation or sharing agreement providing for sharing of consolidated tax liability of Seller's Affiliated Group, except as set forth in Section 4.15 of the Disclosure Schedule. Any Tax sharing (or similar) agreement as set forth in Section 4.15 of the Disclosure Schedule will be terminated as of the Closing Date, and will thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year). Any payments required by any such Tax sharing agreement will be made at or prior to the termination thereof.

            (g) None of the Seller, Company or any of the Mainland Subsidiaries is a "foreign person" for purposes of Section 1445 of the Code, except as set forth in Section 4.15 of the Disclosure Schedule.

            (h) None of the Company or any of the Mainland Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code

      Section 897(c)(1)(A)(ii), except as set forth in Section 4.15 of the Disclosure Schedule.

            (i) None of the Company or any of the Mainland Subsidiaries has any liability for the Taxes of any Person (other than with respect to the Seller Consolidated Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (j) Except with respect to any Affiliated Group of which Seller, its parent or the Company is the common parent, the Company has not been a member of an Affiliated Group.

            (k) Each of the Company and the Mainland Subsidiaries has withheld and/or paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party, except as set forth in Section 4.15 of the Disclosure Schedule.

            (l)   None of the assets of the Company or the Mainland Subsidiaries
      (i) are required to be treated as being owned by any other Person pursuant to the so called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) secure any debt the interest on which is tax exempt under Section 103(a) of the Code, (iii) are tax exempt use property within the meaning of Section 168(h) of the Code, (iv) are subject to a 467 rental agreement as defined in Section 467 of the Code, or (v) constitute an "amortizable Section 197 intangible" within the meaning of Section 197(c) of the Code that is not amortizable by reason of having been acquired pursuant to the nonrecognition transactions described in Section 197(f)(2)(b) of the Code or the anti churning rules of Section 197(f)(9) of the Code and the Treasury Regulations thereunder.

            (m) Neither the Company nor any of the Mainland Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, provincial, local or foreign income Tax law); (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, provincial, local or foreign income Tax law) entered into on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

            (n) Neither the Company nor any of the Mainland Subsidiaries has made any payments, nor is it obligated to make any payments, nor it is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G or any comparable provision of foreign income tax law for any period beginning on or after the Closing Date.

            (o) Except as otherwise set forth in Section 4.15 of the Disclosure Schedule, (i) neither the Company nor any of the Mainland Subsidiaries owns any real property in any jurisdiction in which a Tax is imposed upon the transfer of securities of an issuer having an interest in real property; (ii) neither the Company nor any of the Mainland Subsidiaries is a party or subject to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (iii) neither the Company nor any of the Mainland Subsidiaries has participated in any "reportable transaction" or acted as a "material advisor" with respect thereto, as such terms are defined, in the case of "reportable transaction" in the Treasury Regulations under Code Sections 6011 and 6112, and in the case of "material advisor," as defined in Code Section 6111.

            (p) Section 4.15(p) of the Disclosure Schedule sets forth an accurate list of all states, provinces, counties, cities and other taxing jurisdictions (whether foreign or domestic) with which the Company or any of the Mainland Subsidiaries has filed income tax returns or income tax reports.

            (q) Section 4.15(q) of the Disclosure Schedule lists each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and Treasury Regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except to the extent set forth in such schedule, each foreign Subsidiary will be classified for U.S. federal income tax purposes according to its default classification.

            (r) Neither the Company nor any of its Mainland Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the date hereof attributable to the amount of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) existing at any time at or prior to the Closing.

            (s) The Affiliated Group of which Gaylord is the common parent has filed all Tax Returns that it was required to file (excluding any Tax Returns which are the subject of a valid extension of time to file) for each taxable period during which the Company was a member of that Affiliated Group, and has paid all Taxes shown thereon as owing or will pay such Taxes by the due date thereof, except where a failure to file or pay such Taxes would not reasonably be expected to have a Seller Material Adverse Effect.

            (t) For purposes of this Section 4.15 and Article 10, any reference to "Company" or "Mainland Subsidiary" shall include any predecessor entity thereto.

      4.16. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section
4.16 of the Disclosure Schedule, and except for liabilities or obligations which
(i) are reflected in, accrued, reserved against or otherwise described in the Reference Balance Sheet (or reflected in the notes thereto), (ii) were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, (iii) are liabilities or obligations arising under contracts or agreements of the Company and the Mainland Subsidiaries not required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, or (iv) are being paid or satisfied at Closing in accordance with the terms hereof, neither the Company nor any Mainland Subsidiary has any material liabilities or obligations of any nature whatsoever.

      4.17. ABSENCE OF CERTAIN CHANGES. Except as (a) disclosed on the Reference Balance Sheet; (b) disclosed in Section 4.17 of the Disclosure Schedule; or (c) contemplated by this Agreement, since the date of the Reference Balance Sheet, neither the Company nor any Mainland Subsidiary has (i) split, combined or reclassified its capital stock; (ii) materially changed its accounting principles, practices or methods, except as required by GAAP or applicable Law,
(iii) declared or paid any dividend or other distribution of cash or other assets or made any payments to Seller or its Affiliates (in each case, on a net basis), except for participation in Seller's cash management program pursuant to which cash collected by the Company is swept by Seller, which shall continue until Closing; or (iv) suffered any change constituting a Seller Material Adverse Effect.

      4.18. LABOR MATTERS.

            (a) Except as disclosed in Section 4.18(a) of the Disclosure Schedule, neither the Company nor any Mainland Subsidiary is a party to any collective bargaining agreement or other labor union contract. There is no labor strike, slowdown or stoppage in progress or, to the Knowledge of Seller, threatened, against or involving the Company or any Mainland Subsidiary. Since November 20, 2003, neither the Company nor any Mainland Subsidiary has experienced any labor strike, slowdown or stoppage. Seller has no Knowledge of any material activities or proceedings of any labor union to organize any employees of the Company or any Mainland Subsidiary. Since November 20, 2003, except as set forth in Section 4.18(a) of the Disclosure Schedule, there has been no request for collective bargaining or for a representation election from any employee, union or the National Labor Relations Board. To Seller's Knowledge, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute with respect to the Company or any of the Mainland Subsidiaries. There is no lockout of any employees of the Company or any of the Mainland Subsidiaries, and no such action is contemplated by the Company or any of the Mainland Subsidiaries.

            (b) To the Knowledge of Seller, no employee of the Company or any of the Mainland Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality, non competition or proprietary rights agreement, between such employee and the Company or any of the Mainland Subsidiaries or, to Sellers' Knowledge, any other Person that materially adversely affects or will affect the performance of that employee's duties as an employee of the Company or any of the Mainland Subsidiaries following the Closing. Except as set forth in Section 4.18(b) of the Disclosure Schedule, to Seller's actual Knowledge, no key employee(s) of the Company or any of the Mainland Subsidiaries intends to terminate employment with the Company or any of the Mainland Subsidiaries prior to or at the Closing.

            (c) The Company and the Mainland Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, equal employment opportunity, immigration control, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar Tax. There has been no "mass layoff" or "plant closing" (as defined in the WARN
      Act) with respect to the Company or any of the Mainland Subsidiaries within the six (6) months prior to the Closing. There is not presently pending or, to Seller's Knowledge, overtly threatened any material charge, grievance proceeding or other claim against or affecting the Company or any of the Mainland Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental authority.

            (d) Except as set forth in Section 4.18(d) of the Disclosure Schedule, no employee of the Company or any of the Mainland Subsidiaries has any claim against the Company or any of the Mainland Subsidiaries (whether under law, any employment agreement or otherwise) on account of or for: (A) overtime pay, other than overtime pay for the current payroll period; (B) wages or salaries, other than wages or salaries for the current payroll period; or (C) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve month period immediately prior to the date of this Agreement. The Company and the Mainland Subsidiaries have made all required payments to the relevant unemployment compensation reserve account with the appropriate governmental departments with respect to their employees and such accounts have positive balances.

            (e) Section 4.18(e) of the Disclosure Schedule contains a true and correct list of all employees of the Company and the Mainland Subsidiaries as of the date of this Agreement whose annual compensation exceeds $100,000, together with their respective base salaries, bonuses, and positions. Section 4.18(e) of the Disclosure Schedule correctly states the number of employees laid off by the Company and the Mainland Subsidiaries in the 90 days preceding the date hereof. To Sellers' Knowledge, no employee of the Company and the Mainland Subsidiaries is an undocumented alien.

            (f) The employment of each of the Company's and the Mainland Subsidiaries' employees is terminable at will without cost to the Company or any of the Mainland Subsidiaries except for payments required under the Benefit Plans, the payment of accrued salaries or wages and vacation pay and as set forth in the agreements listed in Section 4.8(a)(v) of the Disclosure Schedule.

      4.19. FINDER'S FEE. Except for fees payable to Citigroup Global Markets Inc. payable by Gaylord or Seller, neither Seller nor the Company has incurred any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

      4.20. ACCOUNTS RECEIVABLE. All of the Company's and the Mainland Subsidiaries' trade accounts receivable, notes receivable, negotiable instruments and chattel paper (the "Accounts Receivable") have arisen from bona fide transactions in the ordinary course of business and, to the extent not previously collected, are fully collectible, net of the allowance for doubtful accounts, in the ordinary course of business in accordance with their terms and assuming that the methods of collection practices and procedures used in collection of the accounts receivable are consistent with those historically used by the Company and the Mainland Subsidiaries. None of the Accounts Receivable are subject to any material counterclaim or set off. All reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Company and the Mainland Subsidiaries in the ordinary course of business.

      4.21. CUSTOMERS. Seller has made available to Purchaser at Seller's operating locations the current and prior standard forms of rental management agreements, homeowners' association agreements and condominium management agreements that the Company and the Mainland Subsidiaries execute with their customers. The Company and the Mainland Subsidiaries are not in breach, violation or default under, and have not received written notice that they are in breach, violation or default under, any of the terms, provisions or conditions of the rental management agreements, homeowners' association agreements and condominium management agreements, except for such breaches that, considered in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect.

      4.22. INSURANCE. Except for insurance policies with respect to Benefit Plans, Section 4.22 of the Disclosure Schedule contains a true and correct list and description (including insurer, coverages, deductibles, limits of liability and expiration dates) of all insurance policies (including fire and casualty, general liability, theft, worker's compensation, directors and officers, business interruption and all other forms of property and casualty insurance), which are owned by the Company or any of the Mainland Subsidiaries or which name the Company or any of the Mainland Subsidiaries as an insured (or loss payee), including, without limitation those which pertain to the Company's and the Mainland Subsidiaries' respective assets, employees or operations. All such insurance policies are in full force and effect. The policy limits of insurance policies currently in effect covering assets, employees and operations of the Company or the Mainland Subsidiaries have not been materially eroded by the payment of claims or claim handling expenses.

      4.23. BANK ACCOUNTS. Section 4.23 of the Disclosure Schedule contains a list showing: (i) the name of each bank, safe deposit company or other financial institution in which the Company or any of the Mainland Subsidiaries has an account, lock box or safe deposit box; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of the Mainland Subsidiaries; and (iii) all instruments or agreements to which the Company or any of the Mainland Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

      4.24. RELATED PARTIES TRANSACTIONS. Except as set forth in Section 4.24 of the Disclosure Schedule, since November 20, 2003, neither the Company nor any of the Mainland Subsidiaries has entered into any material agreements, contracts, arrangements or other business relationships with any of the Company's and the Mainland Subsidiaries' current directors, managers, officers, members, shareholders, partners, and their respective Affiliates (the "Related Parties") other than normal employment arrangements and Benefit Plans. Except as set forth in Section 4.24 of the Disclosure Schedule, neither the Company nor any of the Mainland Subsidiaries is owed or owes any material amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). Except as set forth in Section 4.24 of the Disclosure Schedule, no property or interest in any material property which relates to and is necessary or useful in the operation of the Business, is presently owned by or leased by or to any Related Party.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

      5.1. CORPORATE STATUS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (a) has all requisite corporate power under the laws of its jurisdiction of incorporation and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not reasonably be expected to have a Purchaser Material Adverse Effect.

      5.2. AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser, and no other corporate proceedings are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements to which Purchaser is a party that will be executed at Closing will be, duly executed and delivered by Purchaser, and (assuming due authorization and delivery by Seller) this Agreement constitutes, and the Ancillary Agreements to which Purchaser is a party that will be executed at Closing will constitute, a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

      5.3. NO CONFLICT. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of Purchaser, (b) conflict with or violate, in any material respect, any Law applicable to Purchaser or any of its assets, properties or business, or (c) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound, except, in each case for such conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not reasonably be expected to have a Purchaser Material Adverse Effect.

      5.4. COMPLIANCE WITH LAW. Purchaser has complied with and is not in violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder. There is no Action pending, or to the Knowledge of Purchaser, threatened in writing against Purchaser, affecting its ability to perform its obligations hereunder.

      5.5. CONSENTS. No action, approval, consent or authorization by, or any other order of, filing with or notification to any Governmental Authority, is or will be necessary to make this Agreement or any of the agreements or instruments to be executed, performed and delivered by Purchaser pursuant hereto a legal, valid and binding obligation of Purchaser subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights, or to consummate the transactions contemplated hereunder, except where the failure to obtain such actions, approvals, consents or authorizations or orders of, or the failure to make such filings or notifications, would not have a Purchaser Material Adverse Effect.

      5.6. SUFFICIENT FUNDS. As of the date hereof Purchaser has, and as of the Closing Purchaser will have, access to sufficient funds (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

      5.7. FINDER'S FEE. Purchaser has not done anything to cause Seller, the Company, the Company's Mainland Subsidiaries or any of their respective stockholders, option holders, directors, officers or other Affiliates to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

      5.8. NO RELIANCE. Neither Seller, the Company nor any other Person has made a representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets for the Company's or its Subsidiaries' businesses, (ii) any material, documents or information relating to the Company or any Subsidiary of the Company made available to Purchaser or its counsel, accountants or advisors in Seller's Data Room (except as set forth in Sections
4.1 and 6.1(c)) or otherwise, except as expressly covered by a representation or warranty set forth in this Agreement or the Disclosure Schedule hereto, or (iii) the information contained in Seller's Confidential Information Memorandum dated October 2006.

      5.9. LITIGATION CLAIMS AND PROCEEDINGS. There are no (i) claims or actions that have been brought by or against any Governmental Authority or any other Person pending or, to the Knowledge of Purchaser, threatened in writing against or by the Purchaser or any of its Subsidiaries or assets, or (ii) existing Governmental Orders naming the Purchaser or any of its Subsidiaries as an affected party, that may have a material adverse effect on, or otherwise interfere with, the ability of Purchaser to perform its obligations under this Agreement and any Ancillary Agreements or on the ability of Purchaser to consummate the purchase of the Shares and the other transactions contemplated hereby.

                                    ARTICLE 6
                                    COVENANTS

      6.1. INTERIM OPERATIONS OF THE COMPANY. Seller and Gaylord covenant and agree that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement pursuant to its terms (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or unless otherwise contemplated by this Agreement) or disclosed in Section 6.1 of the Disclosure Schedule):

            (a) the businesses of the Company and the Mainland Subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practices (including with respect to the payment of accounts payable and the collection of accounts receivable);

            (b) the Company and the Mainland Subsidiaries shall not: (i) amend their Articles of Incorporation or bylaws (or similar organization documents), (ii) split, combine, subdivide or reclassify their outstanding shares of capital stock (or similar equity interests); or (iii) repurchase, redeem or otherwise acquire any shares of their capital stock

      (or similar equity interests) or any securities convertible into their capital stock (it being understood that this provision shall not prohibit dividends of cash from the Company or the Mainland Subsidiaries or any other entities in which the Company or its Subsidiaries has invested);

            (c) except as required by applicable Law, the Company and the Mainland Subsidiaries shall not (i) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance payments (excluding any severance payments made between the date of this Agreement and the Closing that are made in the ordinary course of business and in strict accordance with the severance policies posted in the Data Room or written arrangements in effect as of the date of this Agreement); (ii) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan; or
      (iii) enter into, adopt or amend (except for renewals on substantially identical terms) any employment agreement, consulting agreement or any agreement that provides for transaction bonuses, retention or stay bonuses, change-in-control payments, severance payments and similar payments or bonuses payable to any employee of the Company or any of the Mainland Subsidiaries as a result of the consummation of the transactions contemplated by this Agreement;

            (d) the Company and the Mainland Subsidiaries shall not: (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit or from Seller or its Affiliates in the ordinary course of business consistent with past practice (including participation in Seller's and its Affiliates' cash management program); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the Company and the Mainland Subsidiaries, taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary and usual course of business consistent with past practice in an aggregate amount not material to the Company and the Mainland Subsidiaries, taken as a whole (excluding participation in Seller's and its Affiliates' cash management program);
      (iv) Seller shall not pledge or otherwise encumber the Shares; or (v) the Company and the Mainland Subsidiaries shall not mortgage or pledge any of their assets or create any Encumbrance of any kind with respect to any asset other than Permitted Encumbrances;

            (e) the Company and the Mainland Subsidiaries shall not issue, deliver, sell or encumber shares of any class of their capital stock (or similar equity interests) or any securities convertible into, or any rights, warrants or options to acquire, any such shares (or similar equity interests);

            (f) the Company and the Mainland Subsidiaries shall not acquire any business, whether by merger, consolidation, the purchase of a substantial portion of the assets of such business or otherwise;

            (g) the Company and the Mainland Subsidiaries shall not amend any lease relating to leased Real Property, enter into any material agreement relating to the Real Property that would be binding upon Purchaser after the Closing.

            (h) the Company shall not materially change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the United States Securities and Exchange Commission;

            (i) the Company and the Mainland Subsidiaries shall not pay or delay payment of accounts payable, or collect or accelerate collection of accounts receivables, in each case other than in the ordinary course of business consistent with past practices;

            (j) the Company and the Mainland Subsidiaries shall not waive any right or cancel or compromise any debt or claim other than in the ordinary course of business consistent with past practices;

            (k) the Company and the Mainland Subsidiaries shall not incur or commit to incur any capital expenditures in excess of Fifty Thousand Dollars ($50,000.00), or which is outside of the ordinary course of business, consistent with past practice;

            (l) the Company and the Mainland Subsidiaries shall not (i) increase the bonus, salary or other compensation or fringe benefits payable to any employee, without Purchaser's prior written consent, or
      (ii) change the "at will" status of any employee;

            (m) the Company and the Mainland Subsidiaries shall not hire any employee who has an annual salary in excess of $100,000, or any employees with aggregate annual salaries or wages in excess of $300,000, unless such person is hired as a replacement for an employee who has left the Company or any Mainland Subsidiary and such position, in the good faith judgment of the Company, must be filled in the reasonable and good faith judgment of the Company prior to the Closing; and

            (n) the Company shall not enter into, or permit any of the Mainland Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

      6.2. CONSENTS. Seller and Gaylord shall use commercially reasonable efforts and make every good faith attempt, and Purchaser shall cooperate with Seller and Gaylord, to cause the Company or the Mainland Subsidiaries (as the case may be) to obtain all consents to the assignment of, or alternative arrangements satisfactory to Purchaser with respect to, any Material Contract required to be listed in Sections 4.3 and 4.4 of the Disclosure Schedule.

      6.3. PUBLICITY. Subject to their respective legal obligations (including requirements of stock exchanges, national stock markets and other similar regulatory bodies), Seller and Gaylord, on the one hand, and Purchaser, on the other hand, shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal, provincial or state governmental or regulatory agency or with any national securities exchange or national stock market with respect thereto.

      6.4.  ACCESS TO RECORDS AND PROPERTIES.

            (a) From the date hereof until the Closing Date or earlier termination of this Agreement, Seller and Gaylord will, and will cause the Company and the Mainland Subsidiaries to:

                  (i) provide Purchaser and its officers, counsel and other representatives with reasonable access during normal business hours to the operations of the Company and the Mainland Subsidiaries, their principal personnel and representatives, and such books and records pertaining to the Company and the Mainland Subsidiaries as Purchaser may reasonably request, provided that (i) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Company and the Mainland Subsidiaries, (ii) such access and disclosure would not violate the terms of any agreement to which the Company or any of the Mainland Subsidiaries is bound or any applicable Law and (iii) all arrangements for access shall be made solely through Seller and Gaylord; and

                  (ii) furnish to Purchaser or its representatives such additional financial and operating data and other information relating to the Company and the Mainland Subsidiaries as may be reasonably requested, to the extent that such access and disclosure would not (i) violate the terms of any agreement to which the Company or any of the Mainland Subsidiaries is bound or any applicable Law, or (ii) cause significant competitive harm to the Company or any of the Mainland Subsidiaries or their Affiliates if the transactions contemplated by this Agreement are not consummated.

            (b) Purchaser agrees that all information so received from Seller, the Company and the Mainland Subsidiaries shall be deemed received pursuant to the Confidentiality Agreement dated November 3, 2006 between Gaylord and Leucadia National Corporation (the "Confidentiality Agreement") and that each shall, and shall cause its affiliates and each of its and their representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

      6.5. FURTHER ACTION. Each of Gaylord, Seller and Purchaser shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of Gaylord, Seller and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Gaylord, Seller and Purchaser agrees to use its commercially reasonable efforts, and make every good faith effort, to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cause the conditions precedent to the closing obligations of the parties set forth in Article 7 to be satisfied.

      6.6. EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein; provided, however, that Purchaser will be responsible for all fees and expenses incurred in connection with obtaining the consent of Seller's independent accountants pursuant to Section 4.6.

      6.7. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of the following:

            (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article 7 not to be satisfied; and

            (b) the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by any party from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated hereby.

      6.8.  EMPLOYEE BENEFIT PLANS.

            (a) From and after the Effective Time, Purchaser will cause the Company and its Mainland Subsidiaries to continue and perform, in accordance with their terms, the existing employment and severance agreements between the Company or a Mainland Subsidiary of the Company and any officer, director or employee of the Company or a Mainland Subsidiary of the Company and all obligations of the Company or a Mainland Subsidiary of the Company under the Benefit Plans sponsored by the Company or a Mainland Subsidiary of the Company set forth in Section 6.8 of the Disclosure Schedule. Nothing in this Section 6.8 shall be interpreted to prohibit Purchaser, the Company or a Mainland Subsidiary of the Company from establishing new plans or amending or terminating any Benefit Plan sponsored by the Company or a Mainland Subsidiary of the Company in accordance with the terms thereof.

            (b) Following the Effective Time, the Company and the Mainland Subsidiaries shall continue to employ each individual employed by the Company or any of its Mainland Subsidiaries on the Closing Date (including employees absent from work due to short-term disability, sick leave, military leave or other employer-approved absences of short duration) ("Company Covered Employees"), other than persons listed on Section 6.8(b) of the Disclosure Schedule. For purposes of determining eligibility and vesting (but not for benefits accrual) under any Purchaser benefit plan in which a Company Covered Employee participates after the Effective Time, such employee shall be credited with his or her years of service with the Company or a Mainland Subsidiary of the Company. To the extent that any Purchaser benefit plan in which a Company Covered Employee participates after the Effective Time provides medical, dental or vision benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Benefit Plans, and Purchaser shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year; provided, however that Seller shall be responsible for administration and payment of such claims. Seller shall be responsible and liable for satisfying the continuation coverage requirements for group health plans under the Consolidated Omnibus Reconciliation Act of 1985 and Sections 601 through 608 of ERISA (collectively, "COBRA") for all former employees of the Company and its Mainland Subsidiaries (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Closing Date and for all former employees of the Company and its Mainland Subsidiaries and Company Covered Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date.

            (c) On or prior to the Closing Date, Seller shall establish for the benefit of employees of the Company and its Mainland Subsidiaries a defined contribution plan intended to be qualified under Section 401(a) of the Code and an associated trust intended to be tax-exempt under Section 501(a) of the Code (the "Spin-Off Plan"). The Spin-Off Plan shall have substantially the same terms as the Gaylord Entertainment Company 401(k) Savings Plan (the "GEC 401(k) Plan"). Purchaser and Seller shall cooperate to cause the transfer of the aggregate individual account balances of the Company Covered Employees (whether or not vested) from the GEC 401(k) Plan to the Spin-Off Plan as soon as practicable after the Closing.

            (d) In the event that (i) GEC makes payments under its Supplemental Salary Deferral (SUDCOMP) plan to Company Covered Employees that may be categorized as income reportable on Form W-2 during 2007 with respect to such Company Covered Employees, or (ii) the Company Covered Employees exercise options to acquire common stock of GEC that results in income reportable on Form W-2 during 2007 with respect to such Company Covered Employees, Purchaser will cooperate with Seller with respect to reporting such amounts as required by applicable law on Forms W-2 prepared by Purchaser.

            (e) Gaylord, Seller and Purchaser shall cooperate in taking any and all reasonable actions necessary to implement the provisions in this
      Section 6.8.

      6.9. INTERCOMPANY INDEBTEDNESS. Immediately prior to the Closing, Seller and its Affiliates shall contribute to the Company as a capital contribution in respect of the Shares, all indebtedness owed by the Company or any of the Mainland Subsidiaries to Seller that has not been repaid by the Company or the Mainland Subsidiary prior to the Closing, if any. In addition, immediately prior to the Closing, any indebtedness owed by Seller or its Affiliates (other than the Company or any of its Subsidiaries) to the Company or any of its Subsidiaries that has not been repaid by the Seller or its Affiliates prior to the Closing, shall be satisfied.

      6.10. DEBT AND GUARANTEES. At the Closing, Seller shall make provision for the release of guaranties of the Company and its Mainland Subsidiaries listed in
Section 6.10 of the Disclosure Schedule under "Guarantees to be released at Closing", and provide evidence reasonably satisfactory to Purchaser of such release(s). Purchaser shall use commercially reasonable efforts to, or shall cause one of its Affiliates to, be substituted for Seller and all of its Affiliates other than the Company and its Mainland Subsidiaries as of the Closing, without recourse to Seller or any such Affiliates, with respect to Gaylord's guaranty obligations under the Guaranty dated December 30, 2004, by Gaylord and the Company for the benefit of B & B Properties, relating to the Commercial Lease dated November 1, 1998, between Aspen Lodging Company, LLC and B & B Properties (the "Credit Enhancement Obligation"). To the extent Purchaser cannot be substituted as guarantor thereunder, Purchaser shall fully indemnify and promptly reimburse Seller and Gaylord, in immediately available funds and without offset for any amounts owing by Seller or its Affiliates to Purchaser, for any obligations incurred by Gaylord, Seller or their Affiliates with respect to such Credit Enhancement Obligation that is not so released. After the Closing, neither Seller nor any of its Affiliates shall have any obligation to provide any guaranty, performance or credit support in respect of any other obligations of the Company or any Mainland Subsidiary.

      6.11. SUPPLEMENTS TO DISCLOSURE SCHEDULE. If Seller becomes aware of, or there occurs after the date of this Agreement and prior to the Closing, any fact or condition that constitutes a breach of any representation or warranty made by Seller in Article 4 above that is qualified by materiality or Seller Material Adverse Effect or a material breach of any representation or warranty made by Seller in Article 4 above that is not so qualified, or if any fact or condition, either currently existing or hereafter occurring, otherwise requires any change in the Disclosure Schedule delivered to Purchaser at the time of execution of this Agreement, Seller will deliver to Purchaser at or before the Closing a supplement to the Disclosure Schedule (a "Disclosure Schedule Supplement") specifying any needed change. The delivery of a Disclosure Schedule Supplement shall not modify or affect in any manner any of Purchaser's rights under this Agreement with respect to the matters disclosed therein.

      6.12. WARN ACT. Purchaser shall be solely responsible for, and shall cause the Company and the Mainland Subsidiaries to promptly perform and discharge, any and all obligations arising from a Plant Closing or Mass Layoff occurring after the Closing Date that results in Employment Loss at any of the employment sites to be acquired from Seller, as those terms are defined by the WARN Act.

      6.13. OBLIGATIONS WITH RESPECT TO CERTAIN CLAIMS. From and after the Closing, Gaylord and Seller shall be responsible for all liabilities arising out of, or related to, events, acts or occurrences prior to the Closing that give rise to a claim against a Company or any Mainland Subsidiary or the employees, officers or directors thereof, including but not limited to third party claims (including, but not limited to, the Meadows Litigation (as defined below)), insured or uninsured claims, claims related to general liability, real estate, professional liability or workers' compensation matters and related claims for claim handling expenses, premium payments, retrospective premium adjustments, deductibles, self-insured retentions and any collateral securing such liabilities ("Pre-Closing Claims"), regardless of when the claim is brought or reported. Purchaser shall cooperate with Gaylord and Seller and shall provide all assistance reasonably requested by Gaylord and Seller in connection with administering and resolving such Pre-Closing Claims from and after the Closing, including, but not limited to, complying with Purchaser's obligations under
Article 10 hereof. For purposes of this Agreement, "Meadows Litigation" means the lawsuit described under Item 2.N of Section 4.11 of the Disclosure Schedule.

            6.14. HAWAII SUBSIDIARIES. The parties recognize that, prior to Closing, Gaylord and Seller intend to cause (i) the Company to sell, transfer and convey all of the issued and outstanding shares of capital stock of each of the Hawaii Subsidiaries to the Hawaii Purchaser pursuant to the terms of the Hawaii Purchase agreement, and (ii) the Hawaii Joint Venture Ownership Interests to be distributed or transferred to Gaylord or any Affiliate of Gaylord such that neither the Company nor the Hawaii Subsidiaries will, directly or indirectly, hold the Hawaii Joint Venture Ownership Interests of the closing of the transactions contemplated by the Hawaii Purchase Agreement or the closing of the transactions contemplated hereby. Purchaser will not obtain any interest in

(i) the Hawaii Subsidiaries or the proceeds of the sale thereof, or (ii) the Hawaii Joint Venture Ownership Interests.

      6.15. INFORMATION RIGHTS. Between the date of this Agreement and the Closing, Seller shall furnish promptly to Purchaser all separate monthly financial statements and operational reports of the Company and the Mainland Subsidiaries (as prepared in accordance with normal historical accounting procedures) promptly after such financial statements are available, and all other material information concerning the operations, properties and personnel of the Company and the Mainland Subsidiaries as Purchaser may reasonably request. Between the date of this Agreement and the Closing, Seller shall confer and consult with representatives of Purchaser on a regular and frequent basis to report on operational matters of the Business, provided such conferences and consultations do not materially interfere with the operation of the Business.

      6.16. NON-COMPETITION. In consideration of the benefits of this Agreement to Gaylord and Seller and in order to induce Purchaser to enter into this Agreement, Gaylord and Seller hereby covenant and agree that, from and after the Closing and until the fifth anniversary of the Closing Date, Gaylord, Seller and any majority-owned Subsidiaries thereof shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of (i) any business or entity which engages anywhere in the Continental United States and Canada in the business of providing or provides vacation condominium and/or home rental property management; and (ii) any business or entity which engages in the business of providing or provides vacation condominium and/or home brokerage services within a fifty (50) mile radius of any real estate brokerage office actively operated by the Company or any of the Mainland Subsidiaries as of the Closing Date; provided, however, that nothing herein shall (i) prohibit Gaylord, Seller and their majority-owned Subsidiaries from owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither Gaylord, Seller nor any of their majority-owned subsidiaries participate in any way in the management, operation or control of such entity, or (ii) prohibit Gaylord, Seller and their majority-owned Subsidiaries from owning or leasing the condominium units located in the mainland United States currently owned by Gaylord (and not owned by the Company and the Mainland Subsidiaries) as of the date hereof and as set forth in Section 6.16 of the Disclosure Schedule.

      6.17. NON-SOLICITATION. In consideration of the benefits of this Agreement to Gaylord and Seller and in order to induce Purchaser to enter into this Agreement, Gaylord and Seller hereby covenant and agree that, from and after the Closing and until the fifth anniversary of the Closing Date, Gaylord, Seller and their majority-owned Subsidiaries shall not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, solicit to hire or perform services (as an employee, consultant or otherwise) any Persons who are or, within the six-month period immediately preceding the Closing were, employees of the Company or the Mainland Subsidiaries (excluding any employees whose employment is terminated by the Company or the Mainland Subsidiaries on or after the Closing) or take any actions which are intended to persuade any such employee of the Company or the Mainland Subsidiaries to terminate his or her association with the Company or the Mainland Subsidiaries; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.17.

      6.18. CONFIDENTIALITY. In consideration of the benefits of this Agreement to Gaylord and Seller and in order to induce Purchaser to enter into this Agreement, Gaylord and Seller hereby covenant and agree that, from and after the Closing, Gaylord and Seller and their Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any trade secrets, customer and supplier lists, pricing and cost information, manufacturing and production processes technical data, designs, drawings, specifications, and business and/or marketing plans and proposals regarding the Company or the Mainland Subsidiaries. The obligation of Gaylord, Seller and their Affiliates under this Section 6.18 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.18; (b) Gaylord deems necessary or advisable to be included in filings with the Securities and Exchange Commission or related public disclosures, or (c) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, Gaylord and Seller shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information. In addition, the parties acknowledge and agree that Gaylord, Seller and their representatives have provided confidential or proprietary information to prospective purchasers of the Company and the Mainland Subsidiaries and their business in connection with the strategic alternative review process with respect thereto, and the provisions of this Section 6.18 will not apply to any such information provided by Gaylord, Seller or their representatives prior to the date hereof.

      6.19. ACKNOWLEDGMENT. Gaylord and Seller acknowledge that the restrictions contained in Sections 6.16, 6.17 and 6.18 of this Agreement are reasonable and necessary to protect the legitimate interests of Purchaser and the value of the goodwill associated with the Purchaser and continued operation of the Business and do not cause Gaylord, Seller or any of their respective Subsidiaries undue hardship, and that any violations of Sections 6.16, 6.17 and 6.18 of this Agreement will result in irreparable injury to Purchaser such that Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled. Purchaser, Gaylord and Seller agree that if any provision of Sections 6.16, 6.17 and 6.18 of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, the court making such determination is hereby authorized and requested by Purchaser, Gaylord and Seller to adjudge the provision in question to be valid and enforceable to the maximum extent permissible under applicable law, and to the extent such court is unable or unwilling to make such adjudication, then Purchaser, Gaylord and Seller shall use their best efforts to renegotiate such provision to achieve an agreement as close as possible to the original without infringing the relevant law and all other provisions of this Agreement shall continue in full force and effect. The existence of any claim or cause of action of Gaylord or Seller against Purchaser, of whatever nature, shall not constitute a defense to the enforcement by Purchaser of any provision of Sections 6.16, 6.17 and 6.18 of this Agreement. If Gaylord or Seller violate any provision of Sections 6.16, 6.17 and 6.18 of this Agreement, the term of such provisions shall be extended for the period of time during which Gaylord or Seller are in violation of any of such provisions.

      6.20. ASSISTANCE WITH SEC FILINGS. In order to assist with potential future SEC filing requirements of Purchaser's ultimate parent, Gaylord shall (a) provide such cooperation as Purchaser may reasonably request in connection with such filing requirements; (b) make available the officers of Gaylord and cooperate with Purchaser in Purchaser's efforts to cause the independent accountants of the Company to (i) re-issue their audit opinion on the Company's historical 2006, 2005 and 2004 audited financial statements, (ii) deliver consents to the inclusion or incorporation by reference of such report in the SEC filings of the Purchaser's ultimate parent and (iii) deliver "comfort-letters" in customary form in connection with any such SEC filing of the Purchaser's ultimate parent for 2007 and 2006 unaudited quarterly periods ending prior to the Closing Date. Purchaser shall reimburse Gaylord and Seller for all out-of-pocket expenses (including reasonable attorneys', accountants' and other advisors' fees and expenses) incurred by Gaylord and Seller in connection with performing their obligations under this Section 6.20. Notwithstanding the requirements of this Section 6.20, Purchaser acknowledges that Seller does not control the independent accountants of the Company and can not force such accountants to issue the reports or consents required above.

      6.21. CLOSING OF THE TRANSACTION. Seller and Gaylord shall use all commercially reasonable efforts to consummate the Hawaii Disposition on or about May 31, 2007. Notwithstanding anything to the contrary contained herein, if the Hawaii Disposition is not consummated on or before June 30, 2007, Seller shall be obligated to transfer the Hawaii Subsidiaries to an Affiliate of Seller, on or before June 30, 2007, and to consummate the transactions described herein as of such date, unless any of the conditions to the closing obligations of Seller set forth in Section 7.1 or Section 7.3 of this Agreement (other than the condition set forth in Section 7.3(f)) have not been satisfied as of such date (such conditions, the "Applicable Closing Conditions"). In the event that the Hawaii Disposition is not consummated on or before June 30, 2007 and each of the Applicable Closing Conditions have been satisfied, and consistent with Section
11.11 herein, Purchaser shall have the right, in its sole discretion, to institute an action for specific performance of the Agreement, and seek an order immediately compelling Seller to transfer the Hawaii Subsidiaries as outlined herein. Such action shall be filed in the state or federal courts in New York, at the Purchaser's sole discretion, and Seller irrevocably and unconditionally waives any right it may have to object to the jurisdiction or venue chosen and agrees to submit to the jurisdiction and venue of the chosen court. In the event that an action consistent with this Section 6.21 is filed and Purchaser is ultimately successful, Seller shall reimburse Purchaser for all attorneys' fees, costs, and expenses related to the commencement and prosecution of the action.

      6.22. COOPERATION REGARDING UNCLAIMED PROPERTY CLAIMS. Following the Closing, Purchaser shall cause the Company and the Mainland Subsidiaries to cooperate with Gaylord and Seller and shall provide all assistance reasonably requested by Gaylord and Seller in connection with the review, administration and/or resolution of any unclaimed property claims involving Gaylord and Seller and their Subsidiaries under escheatment laws relating to the operations of the Company and the Mainland Subsidiaries prior to the Closing.

      6.23. STUB PERIOD AUDITED FINANCIAL STATEMENTS. After the Closing Date, Gaylord shall cause to be prepared, within the time periods set forth in Section 2.3(c) hereof, an audited balance sheet of the Company and the Mainland Subsidiaries as of May 31, 2007, and the related audited statements of income, changes in shareholders' equity and cash flows for the five-month period then ended, including the notes thereto, audited by the independent accountants of the Company (the "Stub Period Audited Financial Statements") (provided, that the Stub Period Audited Financial Statements will not include any comparative balances or amounts from prior fiscal years). Purchaser shall provide Gaylord with all relevant documents and information requested by Gaylord, and shall otherwise cooperate with Gaylord, in connection with the Stub Period Audited Financial Statements. Purchaser will be responsible for all fees and expenses related to the Stub Period Audited Financial Statements, and will reimburse Gaylord for all such fees and expenses incurred by Gaylord in connection therewith. If the Closing Date is not June 1, 2007, then the applicable dates of the Stub Period Audited Financial Statements shall be adjusted to include all days in 2007 prior to the Effective Time.

                                   ARTICLE 7
                               CLOSING CONDITIONS

      7.1. CONDITIONS TO OBLIGATIONS OF SELLER AND PURCHASER TO CONSUMMATE THE TRANSACTION. The respective obligation of each of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following condition:

            (a) Legality. No order, decree or injunction shall have been entered or issued by any Governmental Authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby. Each of Seller and Purchaser agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use commercially reasonable efforts to cause any such order, decree or injunction to be lifted or vacated.

      7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

            (a) Representations and Warranties. (i) The representations and warranties of Seller contained in this Agreement that are qualified by materiality or by Seller Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date and (ii) the representations and warranties of Seller contained in this Agreement that are not qualified as to materiality or by Seller Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) with the same force and effect as if made on and as of the Closing Date.

            (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

            (c) Certificate. Purchaser shall have received a certificate of an executive officer of Seller that the conditions set forth in paragraphs
      (a) and (b) above have been satisfied.

            (d) Closing Deliveries. Purchaser shall have received the documents and resolutions set forth in Section 3.2(b).

            (e) No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, any Seller Material Adverse Effect.

            (f) Sale of Hawaii Subsidiaries. The Company shall have consummated the sale of the Hawaii Subsidiaries pursuant to the terms of the Hawaii Purchase Agreement or, at Seller's election, shall have transferred the Hawaii Subsidiaries to an affiliate of Seller, on or prior to the Closing Date and prior to the Closing (the "Hawaii Disposition").

            (g) Opinion. Seller shall have delivered to Purchaser the written opinion of Bass, Berry & Sims, counsel to Seller, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto.

      7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or by Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and (ii) the representations and warranties of Purchaser contained in this Agreement that are not qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) with the same force and effect as if made on and as of the Closing Date.

            (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

            (c) Certificate. Seller shall have received a certificate of an executive officer of Purchaser that the conditions set forth in paragraphs
      (a) and (b) above have been satisfied.

            (d) Closing Deliveries. Seller shall have received the documents and resolutions set forth in Section 3.2(a) and Purchaser shall have made the Closing Payment required pursuant to Section 2.2.

            (e) Opinion. Seller shall have delivered to Purchaser the written opinion of DLA Piper US LLP, counsel to Purchaser, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto.

            (f) Sale of Hawaii Subsidiaries. Subject to the terms of Section 6.21, the Company shall have consummated the sale of the Hawaii Subsidiaries pursuant to the terms of the Hawaii Purchase Agreement; provided, however, the parties hereto acknowledge and agree that the condition described in this Section 7.3(f) is deemed waived if such Hawaii sale of the Hawaii Subsidiaries is not consummated by June 30, 2007.

                                   ARTICLE 8
                               CERTAIN TAX MATTERS

      8.1.  RESPONSIBILITY FOR FILING TAX RETURNS.

            (a) Combined Tax Returns; Other Income Tax Returns. Seller shall include the income of the Company and each of its subsidiaries on any U.S., federal or foreign consolidated, unitary or combined Tax Returns of Seller on which, and to the extent that, such income is properly includable for all periods ending on or before the Closing Date (a "Seller Consolidated Return") and pay any income Taxes attributable to such income. Seller shall prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns for the Company and the Mainland Subsidiaries for taxable periods ending on or before the Closing Date and pay all Taxes shown thereon as due. All such income Tax Returns shall be prepared in a manner substantially consistent with prior practice. The Company and the Mainland Subsidiaries shall furnish Tax information to Seller for inclusion in any Seller Consolidated Return for a period that includes the Closing Date in accordance with the Company's and the Mainland Subsidiaries' past custom and practice.

            (b) Other Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Mainland Subsidiaries that are required to be filed after the Closing Date (other than Tax Returns described in Section 8.1(a)) and, except as otherwise provided in Sections 8.2 and 8.3, and subject in all respects to the provisions of Section 10.2 hereof, pay all Taxes shown thereon as due. Purchaser shall permit Seller to review and comment on any such Tax Return that covers a Pre-Closing Tax Period (as hereinafter defined) and/or a Straddle Period (as hereinafter defined) prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

      8.2. LIABILITY FOR INCOME TAXES. Subject to Article 10 hereof, within fifteen (15) days after having received written demand from Purchaser, Seller shall reimburse Purchaser for all income Taxes of the Company and the Mainland Subsidiaries that the Company or the Mainland Subsidiaries have paid anytime after the Closing Date for any income Tax period ending on or before the Closing Date (a "Pre-Closing Tax Period") and for Seller's portion (as determined pursuant to Section 8.3) of all income Taxes of the Company and the Mainland Subsidiaries for any income Tax period that begins before the Closing Date and ends after the Closing Date (a "Straddle Period"). Purchaser shall be responsible for all income Taxes of the Company and the Mainland Subsidiaries for any income Tax period that begins after the Closing Date (a "Post-Closing Tax Period") and for its portion (as determined pursuant to Section 8.3) of all income Taxes of the Company and the Subsidiaries for any Straddle Period, subject in all respects to the provisions of Section 10.2 hereof. Any amounts paid by Sellers to Purchaser pursuant to this Section 8.2 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

      8.3. APPORTIONMENT OF STRADDLE PERIOD INCOME TAXES. With respect to any Straddle Period, the income Taxes attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the "Pre-Closing Straddle Period"), which portion shall be the responsibility of Seller, and the portion of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period ("Post-Closing Straddle Period"), which portion shall be the responsibility of Purchaser. The portion of the income Tax allocated to the Pre-Closing Straddle Period shall equal the amount which would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation) shall accrue on a daily basis. The portion of the income Tax allocated to the Post-Closing Straddle Period shall equal the balance of the income Tax attributable to the Straddle Period.

      8.4.  COOPERATION ON TAX MATTERS.

            (a) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Purchaser agree
      (i) to retain all books and records with respect to Tax matters pertinent to the Company or a Mainland Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and
      (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, Seller shall allow Purchaser to take possession of such books and records.

            (b) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      8.5. REFUNDS AND TAX BENEFITS. Any income Tax refunds that are received by Purchaser, the Company or any Mainland Subsidiary, and any amounts credited against income Tax to which Purchaser, the Company or any Mainland Subsidiary become entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller and Purchaser shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Tax by a taxing authority to Purchaser, the Company or any Mainland Subsidiary of any amount accrued on the Closing Balance Sheet, Purchaser shall pay such amount to Seller within 15 days after receipt or entitlement thereto.

      8.6. NO CODE SECTION 338 ELECTION. Neither Purchaser, the Company nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement, unless specifically agreed by Purchaser and Seller with respect to specific entities or assets.

      8.7. CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.

      8.8. HAWAII DISPOSITION. Seller and Gaylord hereby jointly and severally represent, warrant and covenant that they have, as of the date hereof, and they shall have, immediately after the Closing and at all relevant times thereafter, sufficient liquid assets to satisfy and discharge in full when due any and all Tax liability resulting from the Hawaii Disposition, and that Seller and/or Gaylord, as applicable, shall promptly pay and discharge in full all such Taxes when due.

                                    ARTICLE 9
                                   TERMINATION

      9.1. TERMINATION. This Agreement may be terminated at any time before the Effective Time as follows:

            (a)   by mutual written consent of each of Seller and Purchaser;

            (b) subject to the terms and conditions of Section 6.21, by either Seller or Purchaser, if the Effective Time shall not have occurred on or before June 30, 2007 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

            (c) by either Seller or Purchaser, if a Governmental Authority shall have issued an order, decree or injunction having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation of the transactions contemplated hereby, and such order, decree or injunction shall have become final and non-appealable (but only if such party shall have used commercially reasonable efforts to cause such order, decree or injunction to be lifted or vacated and shall have otherwise complied with its obligations under this Agreement, including Purchaser's obligations under Section 7.1(a));

            (d) by either Seller or Purchaser, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2 (in the case of a breach by Seller) or Section 7.3 (in the case of a breach by Purchaser).

      9.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article 9, this Agreement (other than as set forth in Sections 6.4(b) and 6.6) shall become void and of no effect with no liability on the part of any party hereto (or of any of its representatives); provided, however, no such termination shall relieve any party hereto from any liability for damages (or fees and out-of-pocket expenses) resulting from any willful and intentional breach of this Agreement.

                                   ARTICLE 10
                                 INDEMNIFICATION

      10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND OTHER OBLIGATIONS. The representations and warranties of Gaylord and Seller in Sections 4.1 (Corporate Status), 4.2 (Authority) and 4.5 (Capitalization) (the "Fundamental Representations") shall survive the Closing and continue in full force and effect forever. The representations and warranties of Gaylord and Seller in Sections 4.12 (Environmental and Health and Safety Matters) and 4.15 (Taxes) (the "Extended Representations") shall survive the Closing and continue in full force and effect until the date 30 days after the expiration of the applicable statute of limitations. The representations and warranties of Gaylord and Seller in Section 4.14 (Employee Matters and Benefit Plans) shall survive the Closing and continue in full force and effect until the earlier of (i) the date 30 days after the expiration of the applicable statute of limitations, or (ii) the date six (6) years after the Closing Date. The representations and warranties of Gaylord and Seller in Section 4.13 (Compliance with Law) shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date. Each covenant and other agreement in this Agreement shall survive the Closing and continue in full force and effect until the date 30 days after the expiration of the applicable statute of limitations. The right of the Purchaser Indemnified Parties to indemnification pursuant to clause (f) of
Section 10.2 shall survive the Closing and continue in full force and effect until the fifth anniversary of the Closing Date. All other representations and warranties in this Agreement shall survive the Closing and continue in full force until the date eighteen months after the Closing Date. The right of the Purchaser Indemnified Parties to indemnification pursuant to clauses (a), (b),
(c), and (d) of Section 10.2 below shall each survive the Closing and continue in full force until the date 30 days after the expiration of any applicable statute of limitations. The right of the Seller Indemnified Parties to indemnification pursuant to the last sentence of Section 10.3 below shall survive the Closing and continue in full force until the date 30 days after the expiration of any applicable statute of limitations.

      10.2. INDEMNIFICATION PROVISIONS FOR BENEFIT OF PURCHASER. In the event Gaylord or Seller breaches any representations, warranties, covenants or agreements of Gaylord or Seller contained herein, and, provided Purchaser issues a Claim Notice (as hereinafter defined) within any such survival period, then, subject to the terms hereof, Gaylord and Seller jointly and severally agree to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, "Purchaser Indemnified Parties") from and against any losses, fines, penalties, damages, Third Party Claims, costs, fees and expenses, including attorneys', accountants', investigators', and experts' fees and expenses incurred in investigating or defending any of the foregoing (collectively, "Losses") through and after the date of the claim for indemnification that are imposed on or incurred by Purchaser Indemnified Parties that result from, arise out of, relate to, or are caused by the breach, subject to the terms of this Article 10. In addition, Gaylord and Seller jointly and severally agree to indemnify and hold harmless Purchaser Indemnified Parties from and against all Losses that are imposed on or incurred by Purchaser Indemnified Parties that result from, arise out of, relate to, or are caused by any of the following (for the avoidance of doubt, the following shall not be subject to the Cap or Deductible set forth in Section 10.5 of this Agreement):

            (a) Taxes which are imposed on the Company or any of its Subsidiaries with respect to (i) any Pre-Closing Tax Period (it being agreed and understood that, without any intent to exclude other items that are Pre-Closing Period Taxes, any Tax imposed upon the Company or any of the Subsidiaries with respect to Hawaii Disposition shall be treated as a Pre-Closing Period Tax), (ii) the pre-Closing portion of any Straddle Period as determined under Section 8.3 (collectively, "Pre-Closing Period Taxes"), or any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law) or as a transferor or successor, by contract or otherwise, that would have been Pre-Closing Period Taxes within the meaning of the foregoing definition if imposed upon the Company or any of its Mainland Subsidiaries, but only to the extent the liability for such Taxes exceeds the accrual for Taxes contained on the Closing Balance Sheet and taken into account in the computation of the Working Capital, or (iii) any Taxes and related Losses incurred with respect to either of the items disclosed on Sections 4.15(a) or 4.15(c) of the Disclosure Schedule;

            (b) (i) any liabilities or obligations of any nature whatsoever with respect to the Hawaii Subsidiaries with respect to actions or events occurring on or before the Closing Date or otherwise relating to the ownership of the Hawaii Subsidiaries by the Company, including any sales or transfers of the capital stock in, or assets of, any of the Hawaii Subsidiaries, and (ii) any liabilities or obligations arising under the Hawaii Purchase Agreement (excluding any liabilities or obligations that result from, arise out of, relate to, or are caused by, any breach by the Company or its Subsidiaries or Affiliates of Sections 6.13 or 6.14 of the Hawaii Purchase Agreement). Provided that Purchaser issues a claim notice, Gaylord and Seller jointly and severally agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against all losses that are imposed on or are incurred by Purchaser Indemnified Parties that result from, arise out of, relate to, or are caused by the imposition of any Guaranty Liabilities;

            (c)   any Pre-Closing Claims; and

            (d) any amounts paid by the Company to ResortQuest Hawaii, LLC in satisfaction of indemnification claims pursuant to clause (b) of Section
      5.2 of the License Agreement.

      10.3. INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. In the event Purchaser breaches any representations, warranties, covenants or agreements of Purchaser contained herein, and provided Seller issues a Claim Notice within any survival period, then Purchaser agrees to indemnify Seller and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, "Seller Indemnified Parties") from and against any Losses through and after the date of the claim for indemnification that are imposed on or incurred by Seller Indemnified Parties result from, arise out of, relate to, or are caused by the breach (or the alleged breach), subject to the terms of this Article 10. In addition, Purchaser shall indemnify the Seller Indemnified Parties from and against any Losses that are imposed on or incurred by the Seller Indemnified Parties to the extent arising from or out of the operations of the Company and the Mainland Subsidiaries following the Closing (subject to the representations, warranties, covenants and other agreements of Gaylord and Seller set forth herein) (for the avoidance of doubt, any claims pursuant to this sentence shall not be subject to the Cap or Deductible set forth in Section 10.6 of this Agreement).

      10.4. PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

            (a) If any third party shall notify either party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party (the "Indemnifying Party") under this Article 10, then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

            (b) An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within 30 days following the receipt of the Claim Notice that (i) the Indemnifying Party desires to assume the defense of the Third Party Claim and (ii) the Indemnifying Party thereafter conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if (i) the judgment or settlement is solely for money damages and (ii) contains an unconditional release of the Indemnified Party of all liability (including any restrictions on the Indemnified Party's business, operations or assets).

            (d) In the event any of the conditions in Section 10.4(b) is or becomes unsatisfied, the Indemnified Party may defend against the Third Party Claim and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from the Third Party Claim.

            (e) A party suffering Losses that gives or could give rise to a claim for indemnification under this Article 10 shall promptly notify the other party thereof in writing (a "Claim Notice") in accordance with
      Section 11.1. The Claim Notice shall contain a brief description of the nature of the Losses suffered and, if practicable, an aggregate dollar value estimate of the Losses suffered. No delay in the issuance of a Claim Notice shall relieve either party from any obligation under this Article 10, unless and solely to the extent the Indemnifying Party is thereby prejudiced.

      10.5. LIMITATIONS ON SELLER'S INDEMNIFICATION LIABILITY.

            (a) Ceiling. Seller's and Gaylord's aggregate liability for indemnification claims with respect to breaches of representations and warranties hereunder by Seller and/or Gaylord shall not exceed Six Million Dollars ($6,000,000) (the "Cap").

            (b) Basket. Seller and Gaylord shall have no liability for indemnification claims with respect to breaches of representations and warranties by Seller and/or Gaylord unless and until the aggregate Losses claimed under Section 10.2 with respect to such breaches exceed One Hundred Fifty Thousand ($150,000) (the "Deductible") and then only for the amount by which such Losses exceed the Deductible.

            (c) Exceptions to Cap and Deductible. The limitations in subsections (a) and (b) above of this Section 10.5 shall not apply to any Losses described in Section 10.2(a) through (e), or any Losses arising out of or in connection with any breaches of Section 4.2 (Authority), 4.5 (Capitalization) or 4.12 (Environmental and Safety and Health Matters) of this Agreement.

      10.6. LIMITATIONS ON PURCHASER'S INDEMNIFICATION LIABILITY.

            (a) Ceiling. Purchaser's aggregate liability for indemnification claims with respect to breaches of representations and warranties by Purchaser shall not exceed the Cap.

            (b) Basket. Purchaser shall have no liability for indemnification claims with respect to breaches of representations and warranties by Purchaser, unless and until the aggregate Losses claimed under Section
      10.3 with respect to such breaches exceed the Deductible, and then only for the amount by which such Losses exceed the Deductible.

            (c) Exceptions to Cap and Deductible. The limitations in subsections (a) and (b) above of this Section 10.6 shall not apply to any Losses arising under the last sentence of Section 10.3 or in connection with any breaches of Section 5.2 (Authority).

      10.7. DETERMINATION OF LOSSES. The amount of Losses incurred by any indemnified persons hereunder will be determined net of any amounts received by such persons under applicable insurance policies with respect to such Losses.

      10.8. EXCLUSIVE REMEDY. Subject to the right of Purchaser to specific performance pursuant to the terms of Section 6.21 and in the event the Closing occurs, Purchaser and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 10 shall be the exclusive remedy of Purchaser (and the other Purchaser Indemnified Parties) and Seller (and the other Seller Indemnified Parties) with respect to the transactions contemplated by this Agreement (other than for fraud, willful misconduct or specific performance of this Agreement, which shall be available as a remedy as set forth in Section 11.11 hereof). Each party to this Agreement hereby waives all statutory, common Law and other claims with respect to this Agreement, other than claims for indemnification with respect to this Agreement pursuant to (and in accordance with the terms of) this Article 10 and other than claims for fraud, willful misconduct or specific performance or injunctive relief. Notwithstanding anything herein to the contrary, in no event shall Seller or Purchaser be liable for any special, punitive or consequential damages (unless such damages (i) are claimed in a Third Party Claim, or (ii) arise out of a breach by Seller of Section 4.5 (Capitalization) hereof), and Purchaser shall not be entitled to recover or seek any remedy under this Agreement to the extent that such amount is included in the calculation of the Adjustment Amount.

                                   ARTICLE 11
                                  MISCELLANEOUS

      11.1. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            (a)   if to Seller:     Gaylord Hotels, Inc.
                                    c/o Gaylord Entertainment Company
                                    One Gaylord Drive
                                    Nashville, Tennessee 37214
                                    Attention:  Carter R. Todd
                                    Telecopy No.:  (615) 316-6186

                  with a copy to:   Bass, Berry & Sims PLC
                                    315 Deaderick Street, Suite 2700
                                    Nashville, Tennessee  37238-3001
                                    Attention:  F.  Mitchell Walker, Jr.
                                    Telecopy No.:  (615) 742-2775

            (b)   if to Purchaser:  Leucadia National
                                    Corporation 315 Park Avenue South, 20th
                                    Floor New York, New York 10010 Attention:
                                    Zalman Jacobs Telecopy No.: (212) 598-4869

                  with a copy to:   DLA Piper US LLP
                                    203 North LaSalle Street, Suite 1900
                                    Chicago, Illinois 60601
                                    Attention:  Deborah L. Gersh
                                    Telecopy No.: (312) 630-5371

      11.2. CERTAIN DEFINITIONS; INTERPRETATION.

            (a) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Action" means any written claim, action, suit, countersuit, arbitration or proceeding by or before any Governmental Authority or any arbitral authority convened pursuant to any contractual dispute resolution provision.

                  (ii) "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                  (iii) "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, provincial, local or foreign law.

                  (iv) "Ancillary Agreements" mean, collectively, (A) the Seller Note, (B) the Transition Services Agreement, and (C) the Release.

                  (v) "Business" means the provision of vacation condominium and home rental property management services and vacation rental real estate brokerage services.

                  (vi) "CERCLA" means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  (vii) "Code" means the Internal Revenue Code of 1986, as
            amended.

                  (viii)"Control" (including the terms "controlled by" and
            "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                  (ix) "Copyrights" means all of the Company's and the Mainland Subsidiaries' copyrightable published and unpublished works, including but not limited to world wide web sites, all copyrights (whether or not registered, and including all moral rights thereto) and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof created by or at the direction of Company or any of the Mainland Subsidiaries.

                  (x) "Data Room" means the electronic, virtual collection of materials made available to Seller to Purchaser with respect to the Company and the Mainland Subsidiaries.

                  (xi) "Earnout" means any additional future payment to be paid by the Company or the Mainland Subsidiaries to another Person pursuant to an agreement which was entered into prior to Closing in connection with the purchase of property or a business by the Company or the Mainland Subsidiaries from such Person, which payment is in lieu of the full purchase price and is contingent solely on the future earnings or financial performance of such acquired property or business, excluding, for purposes of clarification, any payments made by the Company or the Mainland Subsidiaries under any front desk leases, consulting agreements or exclusive rental management agreements.

                  (xii) "Environmental Laws" means all federal, state,
            provincial or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  (xiii) "Governmental Authority" means any national, federal, provincial, state or local governmental, regulatory or administrative agency, commission, department, board, bureau, tribunal or court, whether local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation or any state, provincial, municipal or other political subdivision thereof.

                  (xiv) "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, sanction or award entered by or with any Governmental Authority.

                  (xv) "Guaranty Liabilities" means any liability of the Company and any Mainland Subsidiary arising under or pursuant to that certain Credit Agreement dated as of March 23, 2007, between Gaylord Entertainment Company, as borrower, the Company and certain other parties as guarantors and Bank of America as the Letter of Credit Issuer and Administrative Agent for the lenders under such credit facility. Without limiting the foregoing, "Guaranty Liabilities" shall include, without limitation, all such liabilities imposed on such parties from and after the date of this Agreement.

                  (xvi) "Hawaii Subsidiaries" means RQI Holdings, Ltd., a Hawaii corporation, and ResortQuest Real Estate of Hawaii, Inc., a Hawaii corporation, and each of their Subsidiaries.

                  (xvii) "Hazardous Substances" means: (i) any petroleum or
            petroleum products, radioactive materials, asbestos in any friable form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or other words of similar import, under any Environmental Law.

                  (xviii) "Intellectual Property" means all Patents, Marks,
            Copyrights, domain names, Software and trade secrets (and including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing), confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, methods, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), material advertising and promotional materials and other proprietary rights in intangible forms of property owned or exclusively licensed to the Company or any of the Mainland Subsidiaries.

                  (xix) "Intellectual Property Rights" means collectively,
            rights under Patent, Trademark, Copyright, and trade secret laws, and any other intellectual property, industrial, or proprietary rights worldwide, however designated, including moral rights and similar rights.

                  (xx) "Law" means any Governmental Order or any law, statute, ordinance, code, treaty, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

                  (xxi) "License Agreement" means the Trademark and Domain Names
            License Agreement to be entered into by Seller and ResortQuest Hawaii, LLC upon the closing of the transactions contemplated by the Hawaii Purchase Agreement.



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                  (xxii) "Mainland Subsidiaries" means the direct and indirect
            Subsidiaries of the Company other than the Hawaii Subsidiaries.

                  (xxiii)"Marks" means all of the Company's and the Mainland
            Subsidiaries' trademarks, service marks, trade dress, logos, slogans, Internet domain names, trade names, corporate names, other commercial product or service designations and all other indicia of origin, whether or not registered, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith.

                  (xxiv) "Material Software" means Software material to the
            business or results of operations of the Company and the Mainland Subsidiaries.

                  (xxv) "Patents" means all of the Company's and the Mainland
            Subsidiaries' inventions, developments, discoveries, know-how, concepts and ideas (whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof (whether or not any of the foregoing are registered), and all industrial designs, industrial models and utility models.

                  (xxvi) "Permit" means any licenses, permits, registrations and government approvals issued or granted by any Governmental
            Authority.

                  (xxvii) "Person" means an individual, corporation,
            partnership, limited liability company, association, trust, unincorporated organization, entity or group.

                  (xxviii) "Purchaser Material Adverse Effect" means any
            material adverse change in or material adverse effect on the business, results of operations or financial condition of Purchaser or on the ability of Purchaser to perform its obligations under this Agreement and any ancillary agreements or on the ability of Purchaser to consummate the purchase of the Shares and the other transactions contemplated hereby.

                  (xxix)"Purchaser's Knowledge", or words of similar import, means the actual knowledge or constructive knowledge, as applicable, after reasonable due inquiry, of any officer of the Purchaser.

                  (xxx) "Release" means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

                  (xxxi)"SEC" means the Securities and Exchange Commission.

                  (xxxii)"Seller Material Adverse Effect" means any material adverse change in or material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Company and the Mainland Subsidiaries, taken as a whole; provided, however, that changes or effects (1) resulting from or relating to changes in economic conditions or financial or


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



            securities markets in general or the industries and markets in which the Company and the Mainland Subsidiaries operate, including changes resulting from travel restrictions, economic downturn or other factors generally affecting leisure travel or the leisure travel business, weather or natural conditions, political conditions, commodity prices or changes in laws, rules and regulations, (2) resulting from the execution and performance of this Agreement or any action taken at Purchaser's request and the announcement of this Agreement and the transactions contemplated hereby, or (3) resulting from the breach by Purchaser of this Agreement, shall be excluded from the determination of Seller Material Adverse Effect.

                  (xxxiii) "Seller's Knowledge", or words of similar import, means the actual knowledge or constructive knowledge, as applicable, after reasonable due inquiry of the following key employees of Seller or the Company, as applicable: (a) Mark Fioravanti, (b) Peter Weien, (c) John McConomy, (d) Dave Scarola, (e) Patrick Chaffin, (f) Craig Miller, (g) Gary Ettinger, (h) Scott Bunce, or (i) Brian Byrd.

                  (xxxiv) "Software" means all computer software and subsequent versions thereof (including source code, object code, executable or binary code, objects, comments, report formats, templates, menus, and all files, data, materials, databases manuals, design notes and documentation related thereto or associated therewith), together with all translations, adaptations, modifications, derivations, combination and derivative works thereof, which is owned, licensed, leased or otherwise used by the Company or the Mainland Subsidiaries.

                  (xxxv) "Subsidiary" of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries); provided, however, that, for purposes of clarification, RHAC Holdings, LLC and Waipouli Holdings, LLC will not be considered Subsidiaries of (i) the Company, (ii) any Mainland Subsidiary, (iii) any Hawaii Subsidiary, or (iv) GEC or any Subsidiary of GEC for purposes of this Agreement.

                  (xxxvi) "Taxes" means any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, provincial, local or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll franchise or similar taxes, imposed by any Taxing Authority, together with any interest, penalties or additions to Tax and additional amounts imposed with respect thereto, and the term "Tax" means any one of the foregoing Taxes

                  (xxxvii) "Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Taxes.


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                  (xxxviii) "Tax Return" means any report, return, document, declaration, statement or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

                  (xxxix) "Unrestricted Cash" means the sum of the aggregate balances of cash and cash equivalents reflected on the balance sheets of the Company and the Mainland Subsidiaries which are not subject to any deposit, trust, escrow, or any other limitation imposed by a state, council, or as a result of any real estate transaction for which the cash would be deemed restricted, net of outstanding cut but uncashed checks.

                  (xl) "WARN Act" means the Workers' Adjustment and Retraining Notification Act of 1988, 29 U.S.C. ss. 2101, et. seq., and any similar state and local applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

            (b) When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

      11.3. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

      11.4. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including all exhibits, and schedules attached hereto, the Ancillary Agreements, the Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and do not, and is not intended to, confer upon any Person other than the parties hereto, any rights whatsoever.

      11.5. AMENDMENT; WAIVER. This Agreement may be amended only in a writing signed by each party hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

      11.6. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors (including all obligations set forth herein),


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whether by merger, acquisition, business combination or otherwise.
Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other party.

      11.7. DISCLOSURE SCHEDULE. The Disclosure Schedule and any Disclosure Schedule Supplement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule or any Disclosure Schedule Supplement shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. No disclosure in any particular schedule in the Disclosure Schedule or any Disclosure Schedule Supplement shall be adequate to disclose an exception to a representation or warranty disclosed in any other sections of this Disclosure Schedule or any Disclosure Schedule Supplement unless the applicability of such disclosure to the other schedules is clear and obvious.

      11.8. GOVERNING LAW; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the transactions contemplated hereby or any of the other transactions contemplated hereby.

      11.9. CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

      11.10. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      11.11. ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

                            [Signature Page Follows]



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    BEI-RZT CORPORATION


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________


                                    GAYLORD HOTELS, INC.


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________


                                    GAYLORD ENTERTAINMENT COMPANY


                                    By:_______________________________________
                                    Name:_____________________________________
                                    Title:____________________________________


















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